UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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Avis Budget Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”), which will be held at the DoubleTree Hotel Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801 on May 26, 2010 at 11:00 a.m., Eastern Time. We look forward to greeting as many of our stockholders as possible.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company of which you should be aware when you vote your shares.

This year, we have again elected to take advantage of the “Notice of Access” rule of the Securities and Exchange Commission with respect to furnishing our proxy materials to stockholders over the Internet. We are continuing the use of this method with a portion of our stockholders and believe this process provides a convenient and quick way to access your proxy materials and vote. Expanded electronic dissemination expedites receipt of your proxy materials while allowing us to reduce the environmental impact of our annual meeting by reducing costs of printing and mailing full sets of proxy materials. Many stockholders will receive a notice of Internet availability of proxy materials (the “Notice”) containing convenient instructions on how to access annual meeting materials via the Internet. If you received the Notice, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice also provides instructions on how to receive paper copies if preferred.

Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card mailed to you or requested by you via the Internet and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the Additional Information section of the Proxy Statement to obtain a ticket.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by telephone, electronically via the Internet or by marking your votes on the enclosed proxy card. If you vote on the enclosed proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.

On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Ronald L. Nelson
Chairman of the Board and Chief Executive Officer

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 26, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”) will be held on May 26, 2010 at 11:00 a.m. Eastern Time, at the DoubleTree Hotel Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801 (the “Meeting”), to consider and vote upon the following matters:

1. To elect as directors the nine nominees named in the accompanying proxy statement for a one-year term expiring in 2011 and until their successors are duly elected and qualified.

2. To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company’s financial statements for fiscal year 2010.

3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 31, 2010 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at 6 Sylvan Way, Parsippany, New Jersey 07054, the Company’s principal place of business.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 26, 2010

The Company’s Proxy Statement on Schedule 14A,

form of proxy card and 2009 Annual Report on Form 10-K

are available at:

http://bnymellon.mobular.net/bnymellon/car

By Order of the Board of Directors

JEAN M. SERA

Secretary

Dated: April 1, 2010

AVIS BUDGET GROUP, INC.

6 Sylvan Way

Parsippany, New Jersey 07054

PROXY STATEMENT

Annual Meeting of Stockholders to

be held on May 26, 2010

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Avis Budget Group, Inc. (the “Company” or “Avis Budget”) is soliciting your vote at the 2010 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the “Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. On or about April 8, 2010, the Company will first mail to certain stockholders of record the Notice containing instructions on how to access this Proxy Statement online, and also will first mail to certain other stockholders this Proxy Statement and the enclosed proxy card.

What will I be voting on?

•	Election of Directors (see page 44), and

•	Ratification of Deloitte & Touche LLP as the Company’s auditors for 2010 (see pages 45-46).

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned as of the close of business on March 31, 2010 (the “Record Date”).

How many votes can be cast by all stockholders?

102,494,964, consisting of one vote for each of the Company’s shares of Common Stock that were outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 34,164,988 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Stockholders of record who are present at the Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of Common Stock of record who do not vote on particular proposals because the brokers do not have discretion to vote and have not received instructions from their customers as to how to vote, will be included in the number of stockholders present at the Meeting for purposes of determining whether a quorum is present for the transaction of business at the Meeting.

Has the voting requirement for the election of directors changed?

Yes. The Company amended its by-laws last year to move from a plurality to a majority voting standard in uncontested elections of directors. In uncontested elections, Directors are each elected by a majority of the votes cast with respect to that nominee. This means that the number of votes cast “for” each Director nominee must exceed the number of votes cast “against” that nominee. Any “abstentions” or “broker nonvotes” are not counted as votes cast “for” or “against” that Director’s election and will have no effect on the election of Directors. In contested elections, where the number of Director nominees exceeds the number of Directors to be elected,

Directors will be elected by the vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote on the election of Directors. Under the new rules of the New York Stock Exchange (“NYSE”), brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the election of directors unless such brokers receive specific voting instructions from the beneficial owners of such shares.

How does a stockholder nominate someone to be a director?

Director nominations may be made by a stockholder so long as the qualifying shareholder follows the procedures outlined in the by-laws of the Company as summarized below. Pursuant to the Company’s by-laws, as amended and restated, for a nomination to be made by a stockholder, such stockholder must have given the proper notice not less than ninety (90) days before the anniversary date of the immediately preceding annual meeting of stockholders. For the 2011 annual meeting, the Company must receive such notice on or before February 25, 2011. Such notice and nomination should be submitted in writing to the Secretary of the Company within the specific time limits and should include the information required for stockholder nominations set forth in the Company’s by-laws.

The complete description of the procedure for shareholder nominations is contained in the Company’s by-laws. A copy of the full text of the by-law provision containing this procedures may be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

How many votes are required to adopt the other proposals?

Approval of the proposal relating to the ratification of the appointment of auditors of the Company’s financial statements requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the NYSE, brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the ratification of the appointment of auditors when such brokers do not receive instructions from the beneficial owners of such shares. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against such proposal.

A “broker non-vote” occurs when a broker does not have discretion to vote on a particular proposal (i.e., the proposal is not considered “routine”) and the broker has not received instructions from the beneficial owner of the shares of common stock as to how to vote on such proposal. Generally, brokers have discretion to vote on proposals relating to what are deemed to be “routine” matters, which include the ratification of auditors, and do not have discretion to vote on proposals relating to what are deemed to be “non-routine” matters, which include the election of directors. If you hold your shares of common stock in “street name” and do not provide voting instructions to your broker within the required time frame before the Annual Meeting, your shares of Common Stock will not be voted by the broker for the election for Directors but the broker will have the discretion to vote your shares of common stock on routine matters, such as the ratification of the appointment of the Company’s auditors.

How do I vote?

You should submit your proxy or voting instructions as soon as possible.

If you received a paper copy of this Proxy Statement. You can vote by valid proxy received by telephone, electronically via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy;

•	date and sign the proxy;

•	mail the proxy promptly in the enclosed envelope; and

•	allow sufficient time for the proxy to be received before the date of the Meeting.

Alternatively, in lieu of returning signed proxy cards, holders of record of shares of Common Stock can vote such shares by telephone or electronically via the Internet. If you are a registered stockholder (that is, if you hold your stock directly in your name through our transfer agent), you may vote by telephone or electronically via the Internet by following the instructions included with your proxy card. If your shares of Common Stock are held in “street name” such as in a stock brokerage account, by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically via the Internet. The deadline for voting by telephone or electronically via the Internet is 11:59 p.m., Eastern Time, on May 25, 2010.

If you received a Notice of Internet availability of this Proxy Statement. Please submit your proxy via the Internet using the instructions included in the Notice. The deadline for voting is 11:59 p.m., Eastern Time, on May 25, 2010.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone or electronically via the Internet), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Meeting and voting in person. However, if you hold any shares of Common Stock in “street name,” you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the holder of record of such shares.

What if I do not vote for some of the matters listed on my proxy card?

Shares of Common Stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, by telephone or electronically via the Internet), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of Directors), will be voted in accordance with the specification(s) so made.

If your proxy is properly executed but does not contain voting instructions, or if you vote by telephone or electronically via the Internet without indicating how you want to vote, your shares will be voted:

•	“FOR” the election of all nine nominees for the Board of Directors, and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company’s financial statements for the year ending December 31, 2010.

How do participants in savings plans vote?

For participants in the “Avis Budget Group, Inc. Employee Savings Plan,” the “AB Car Rental Services Retirement Savings Plan” and the “AB Car Rental Services Retirement Savings Plan for Collectively Bargained Employees” (collectively, the “Savings Plans”) with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the respective trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to noon, Eastern Time, on May 19, 2010, the trustees of the Savings Plans will vote the shares of Common Stock with respect to which it has not received instructions proportionately in accordance with the shares of Common Stock for which it has received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after noon, Eastern Time, on May 19, 2010. Participants in the Savings Plans are not entitled to vote in person at the Meeting. If a participant in any of the Savings Plans has shares of Common Stock credited to his or her account and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares of Common Stock credited to his or her account in the Savings Plans and any other shares of Common Stock that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares of Common Stock owned by him or her or held for his or her benefit in the Savings Plans.

Could other matters be decided at the Meeting?

The Board of Directors does not intend to bring any matter before the Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Do I need a ticket to attend the Meeting?

Yes. Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with this Proxy Statement (or requested via the Internet) is the Meeting ticket. Beneficial owners with shares of Common Stock held through an intermediary, such as a bank or broker, should request tickets in writing from the Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them on the Meeting date at the registration desk upon verifying his or her stock ownership as of the Record Date. In accordance with the Company’s security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

Why did certain stockholders receive in the mail a one-page Notice regarding Internet availability of this Proxy Statement rather than a printed copy?

As permitted by the Securities and Exchange Commission (“SEC”) rules allowing companies to provide stockholders with access to proxy materials over the Internet, we are making this Proxy Statement available to our stockholders electronically via the Internet. Accordingly, to reduce the environmental impact of our annual meeting and reduce costs, we are sending to a portion of our stockholders a Notice containing instructions on how to access this Proxy Statement online. If you received a Notice by mail, you will not receive a printed copy of this Proxy Statement in the mail unless you request to receive a printed copy of this Proxy Statement. Instructions on how to access this Proxy Statement over the Internet or to request a printed copy are set forth in the Notice. In addition, stockholders may request to receive proxy materials in print form or electronically by email on an ongoing basis.

How can I access the Company’s proxy materials and annual report electronically?

A copy of this Proxy Statement and the Annual Report on Form 10-K filed by the Company with the SEC for its latest fiscal year is available without charge to stockholders at http://bnymellon.mobular.net/bnymellon/car, at the Company’s website at www.avisbudgetgroup.com, or upon written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations. You can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you vote via the Internet or by telephone.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS

General

The Board of Directors presently consists of nine members. The directors elected at the Meeting will serve for a term of one year expiring at the 2011 annual meeting of stockholders and until their successors are duly elected and qualified. The name and age of each present director, his or her position with the Company, and principal occupations and directorships held with other public companies during the past five years is set forth below. In addition to the information presented below regarding each director’s experience, skills and attributes that contribute to the effectiveness of the Board of Directors as a whole, each director possesses valuable business management and leadership experience, demonstrates an ability to exercise sound judgment and business acumen, and brings unique perspective to the Board.

Name of Present Directors	Age	Present Position
Ronald L. Nelson	57	Chairman of the Board, Chief Executive Officer and Director
Mary C. Choksi	59	Director
Leonard S. Coleman	61	Presiding Director and Chairman of the Corporate Governance Committee
Martin L. Edelman	68	Director
John D. Hardy, Jr.	66	Director and Chairman of the Compensation Committee
Lynn Krominga	59	Director
Eduardo G. Mestre	61	Director
F. Robert Salerno	58	President, Chief Operating Officer and Director
Stender E. Sweeney	71	Director and Chairman of the Audit Committee

Biographical Information for Nominees

Mr. Nelson has been Chairman and Chief Executive Officer of the Company since August 2006 and director since April 2003. Mr. Nelson was Chief Financial Officer from May 2003 until August 2006 and President from October 2004 to August 2006. Mr. Nelson was also Chairman and Chief Executive Officer of the Company’s Vehicle Rental business from January 2006 to August 2006. From December 2005 to April 2006, Mr. Nelson was interim Chief Executive Officer of the Company’s former Travel Distribution Division. From April 2003 to May 2003, Mr. Nelson was Senior Executive Vice President, Finance. From November 1994 to March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc. Mr. Nelson serves on the board of Convergys Corporation and Hanesbrands Inc., which both file reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Nelson also served on the board of PHH Corporation from September 2003 to January 2005. Mr. Nelson’s role as Chief Executive Officer of the Company, history with the Company and Cendant Corporation (as the Company was formerly known, “Cendant”), including as Cendant’s Chief Financial Officer, significant operating experience and extensive board experience led to the conclusion that Mr. Nelson should serve as a director of the registrant.

Ms. Choksi has been a director since March 2007. Ms. Choksi is a founding partner and Managing Director of Strategic Investment Group, Emerging Markets Investors Corporation (“EMI”) and Emerging Markets Management (“EMM”), investment management groups founded in 1987, which design and implement global investment strategies for large institutional and individual investors. Within Strategic, Ms. Choksi is a member of the investment strategy group charged with overseeing the asset mix of globally diversified client portfolios, supervises reporting to all clients and has responsibilities in corporate planning. EMM manages portfolios of marketable equities in the emerging markets of Asia, Europe, Latin America, Africa, and the Middle East on behalf of institutional and private investors. Ms. Choksi serves on the Board of Managing Directors of EMM, as well as on the boards of the Emerging Markets South Asia Fund and the Emerging Markets Quantitative Portfolio. Prior to the establishment of Strategic, EMI and EMM, Ms. Choksi worked in the Pension Investment Division of the World Bank, which was responsible for investing the institution’s pension plan. Before joining the Bank’s finance complex, she worked for nine years in the development arm of the Bank, working on South and Southeast Asia. From 1996 to 2006, Ms. Choksi served on the board of H.J. Heinz Company, which files reports pursuant to the Exchange Act. Ms. Choksi’s collective board experience, including as a director of the Board and the Heinz board and service on the Audit Committees of both companies, international and financial experience, and diverse personal background led to the conclusion that Ms. Choksi should serve as a director of the registrant.

Mr. Coleman has been a director since December 1997, Presiding Director at executive sessions of the Board since February 2003 and Chairman of the Governance Committee since August 2006. Mr. Coleman was a director of HFS Incorporated (“HFS”) from April 1997 until December 1997. From 1999 to December 2005, Mr. Coleman was a Senior Advisor to Major League Baseball. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a director of the following corporations which file reports pursuant to the Exchange Act: Omnicom Group Inc., H.J. Heinz Company, Churchill Downs Incorporated and Electronic Arts Inc. Since 2000, Mr. Coleman has also served on the board of Aramark Corporation, which filed reports pursuant to the Exchange Act through 2007, and he also served on the board of New Jersey Resources Corporation from 1995 to 2004. In 1982, Mr. Coleman was appointed commissioner of the New Jersey Department of Energy. Mr. Coleman’s diverse personal background, history with the Company, extensive board experience, international experience and public service led to the conclusion that Mr. Coleman should serve as a director of the registrant.

Mr. Edelman has been a director since December 1997 and was a director of HFS from November 1993 to December 1997. Mr. Edelman has been Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm, since June 2000. Mr. Edelman was a partner with Battle Fowler LLP, which merged with Paul, Hastings, Janofsky & Walker, LLP, from 1972 to 1993 and was Of Counsel to Battle Fowler LLP from 1994 to June 2000. Mr. Edelman also serves as a director of the following corporations that file reports pursuant to the Exchange Act: Capital Trust, Inc. and Ashford Hospitality Trust, Inc. Mr. Edelman also served on the board of Realogy Corporation from 2006 to 2007 and Hanover Direct, Inc. from 2003 to 2004. Mr. Edelman’s history with the Company, including as Chairman in 1999, broad legal experience and extensive experience advising companies led to the conclusion that Mr. Edelman should serve as a director of the registrant.

Mr. Hardy has been a director and Chairman of the Compensation Committee since April 2008. From 1981 until his retirement in 2008, Mr. Hardy was a partner at the law firm of O’Melveny & Myers LLP where he practiced corporate and securities law and served on the firm’s compensation committee. From June 2008 through June 2009, Mr. Hardy was a partner at the law firm of Venable LLP where he focused on recruitment and practice development for the firm’s West Coast business practice. Mr. Hardy’s extensive background and familiarity with the securities laws and the legal aspects of financing transactions, past service on the Board and compensation committee experience led to the conclusion that Mr. Hardy should serve as a director of the registrant.

Ms. Krominga has been a director since October 2006. Ms. Krominga is an attorney and business executive. Since 1999, Ms. Krominga has been a consultant to private equity and venture capital firms and to start-up and early stage technology companies and served as chief executive officer of Fashion Wire Daily, Inc. in 2002. From 1981 to 1999, Ms. Krominga held various senior executive and legal positions at Revlon, including President, Licensing Division, and General Counsel. Prior to that, Ms. Krominga was an attorney at American Express Company and at Cleary, Gottlieb, Steen & Hamilton. Ms. Krominga currently serves on the board of directors of Sunrise Senior Living, Inc., which files reports pursuant to the Exchange Act. From March through November 2008, Ms. Krominga served as Chairman of the Board of Sunrise Senior Living, and was appointed Lead Director thereafter (when the former CEO assumed the position of chair), and both such roles include voting membership on all board committees. Ms. Krominga’s extensive management and director experience in public and private companies, broad legal experience, including extensive knowledge of corporate governance and regulatory issues, and international business experience led to the conclusion that Ms. Krominga should serve as a director of the registrant.

Mr. Mestre has been a director since July 2008. Since 2004, Mr. Mestre has been Vice Chairman of Evercore Partners, where he is responsible for the firm’s corporate advisory business. Prior to joining Evercore, Mr. Mestre served as Chairman of Investment Banking at Citigroup, among numerous leadership positions he filled during a 27-year career there. Mr. Mestre’s diverse personal background, history with the Company, extensive corporate advisory experience and service on the Board led to the conclusion that Mr. Mestre should serve as a director of the registrant.

Mr. Salerno has been President, Chief Operating Officer and a director of the Company since August 2006. Mr. Salerno has been Chief Executive Officer of Avis Budget Car Rental, LLC, our subsidiary, since April 2004. He was previously President and Chief Operating Officer of Cendant Car Rental Group, Inc. from November 2002 until April 2004 and was President and Chief Operating Officer of Avis from 1996 to November 2002. In 1995, he was named Executive Vice President of Operations and in July 1990, Senior Vice President and General Manager of Avis. Mr. Salerno’s nearly 30-year career with the Company and familiarity with all aspects of its business led to the conclusion that Mr. Salerno should serve as a director of the registrant.

Mr. Sweeney has been a director and Chairman of the Audit Committee since August 2006. Mr. Sweeney has been a financial advisor and equity investor in several privately held enterprises since 1998. In 1997, Mr. Sweeney served in a senior financial and operating capacity for a joint venture between DreamWorks SKG and Pacific Data Images. From 1995 to 1996, Mr. Sweeney was the Chief Executive Officer and a director of Vehicle Information Network, a database management and marketing company. From 1994 to 1995, Mr. Sweeney was the Chief Financial Officer and Principal of The Onyx Group, a shopping center development and management company. From 1968 to 1994, Mr. Sweeney served in various positions at The Times Mirror Company, the last eight years of which as Vice President, Finance. Mr. Sweeney serves on the board of the Payden & Rygel Investment Group, which files reports pursuant to the Exchange Act. Mr. Sweeney’s extensive finance and operating experience, as well as Mr. Sweeney’s experience on the audit committees of the registrant and the Payden & Rygel Investment Group, led to the conclusion that Mr. Sweeney should serve as a director of the registrant.

Functions and Meetings of the Board of Directors

The Company’s corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Director Independence

Each year, our Board of Directors reviews commercial and charitable relationships of each director to evaluate such director’s independence pursuant to Rule 303A.02 of the New York Stock Exchange Listed Company Manual and our own director independence criteria, which can be accessed on our website at www.avisbudgetgroup.com. In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her immediate family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors; his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years; and whether such director or his or her immediate family members have, during the past three years, been part of an “interlocking directorate” in which an executive officer of the Company served on the compensation (or equivalent) committee of another company that employs such director or his or her immediate family member as an executive officer.

After evaluating the factors described above, the Board of Directors has affirmatively determined that six of our current directors are independent under the corporate governance listing standards of the NYSE and our own director independence criteria. Our independent directors are currently Mary C. Choksi, Leonard S. Coleman,

John D. Hardy, Jr., Lynn Krominga, Eduardo G. Mestre, and Stender E. Sweeney. In connection with its determination that Mr. Mestre is independent, the Board of Directors considered certain financial advisory services that Evercore Partners, where Mr. Mestre is Vice Chairman, provided to Cendant during 2006 in connection with the Cendant’s separation into four separate companies (the “Cendant Separation”). Mr. Edelman is expected to become eligible to be an independent director under applicable NYSE rules on January 1, 2011.

We also maintain a Corporate Governance Committee, a Compensation Committee and an Audit Committee, and all of the directors serving on such committees are independent, based upon the corporate governance listing standards of the NYSE and our own director independence criteria.

Board Leadership Structure

The Board of Directors, which is comprised of individuals who are familiar with board processes, is focused on preserving the long-term interests of our shareholders and is committed to maintaining effective and responsible corporate governance. The Board of Directors has determined that the current leadership structure, consisting of a combined Chairman of the Board and Chief Executive Officer position, an independent presiding director and independent membership for the Audit, Compensation and Corporate Governance Committees of the Board of Directors, best serves the Company and its shareholders. The Board of Directors believes this form of leadership promotes unified direction for the Company and demonstrates for all stakeholders that the Company is under strong leadership by allowing a single person to have primary responsibility for managing operations and a clear focus on executing business plans and strategic initiatives. A combined CEO/Chairman of the Board position also eliminates the potential for confusion or a duplication of efforts and the role of an independent presiding director, as further discussed below, adequately addresses any concerns over maintaining such a combined leadership role. Mr. Nelson, who possesses extensive financial and operating management experience as well as substantial board experience, has served in the dual role of Chairman of the Board and Chief Executive Officer since 2006. Under Mr. Nelson’s leadership, the Company has maintained its position as a leader in the vehicle rental industry and successfully managed through an unprecedented period of economic uncertainty and turmoil.

The position of Presiding Director was established in February 2003 by the Board of Directors to appoint an independent director whose primary responsibilities include presiding over periodic executive sessions of the non-management members of the Board of Directors, advising the Chairman of the Board and committee chairs with respect to meeting agenda and information needs, providing advice with respect to the selection of committee chairs and performing other duties that the Board of Directors may from time to time delegate to assist it in the fulfillment of its responsibilities. Such delegation of well-defined responsibilities to an independent Presiding Director helps ensure that an appropriate counter-balancing leadership structure is in place. The non-management members of the Board of Directors have designated Leonard S. Coleman to serve in this position until the Company’s 2011 annual meeting of stockholders. Mr. Coleman has served in this role with distinction since its creation and brings a history of leadership experience as a lead independent director.

Risk Management and Risk Assessment

In accordance with NYSE requirements, our Audit Committee has the primary responsibility for the oversight of risk management and risk assessment, including the Company’s major financial risk exposures and the steps management has undertaken to control such risks. The Board of Directors remains actively involved in such oversight of risk management and assessment and receives periodic presentations from our executive officers and certain of their direct reports, as the Board of Directors may deem appropriate. While the Board of Directors maintains such oversight responsibility, management is responsible for the day-to-day risk management processes. The Board of Directors believes this division of responsibility is the most effective approach for addressing the risks facing the Company.

In 2010, in consultation with the Corporate Governance Committee and the Board of Directors, management reviewed the Company’s compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviewed the Company’s incentive compensation programs applicable to all employees with the chairmen of the Audit and Compensation Committees and the Company’s compensation consultant to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, the following mitigating features of the Company’s incentive compensation programs were considered: (1) the Company’s claw back policies, which are applicable to virtually all employees; (2) that virtually all of the Company’s annual incentive programs allow for “downward discretion”, which permits the Company to reduce incentive compensation payouts; and (3) that executive officers are subject to share ownership and retention guidelines. As a result of this process, there were no recommended changes to the Company’s incentive compensation programs.

Communicating with the Board of Directors

Stockholders and other interested parties may send communications to the Board of Directors by writing to the Board of Directors, c/o the Secretary, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. In addition, all parties interested in communicating directly with the Presiding Director or with any other non-management director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Presiding Director, c/o the Secretary or via e-mail at presidingdirector@avisbudget.com. The Presiding Director is responsible for reviewing and distributing all interested parties’ communications received to the intended recipients and/or to the full Board of Directors, as appropriate.

Codes of Conduct

The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Board of Directors Meetings

The Board of Directors held five meetings and acted by unanimous written consent on two occasions during 2009. In 2009, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which they served. All directors are required to attend each regularly scheduled Board of Directors meeting. Attendance at the Company’s annual meeting of stockholders is strongly encouraged, and our goal is for a representative of each of the Audit Committee, Compensation Committee and Governance Committee to be present at each annual meeting. The 2009 annual meeting of stockholders was attended by eight directors, including the Chairman for each of the Audit Committee, Compensation Committee and Governance Committee.

Committees of the Board of Directors

Name	Audit	Compensation	Corporate Governance	Executive
Mary C. Choksi	✓		✓
Leonard S. Coleman		✓	Chair
Martin L. Edelman				✓
John D. Hardy, Jr.		Chair
Lynn Krominga	✓	✓
Eduardo G. Mestre
Ronald L. Nelson				Chair
F. Robert Salerno				✓
Stender E. Sweeney	Chair		✓
Number of Committee Meetings Held in 2009	8	6	4	3*

*	The Executive Committee acted by unanimous consent on three occasions in 2009.

Audit Committee

The Audit Committee oversees the audits of the financial statements of the Company, as well as the accounting and financial reporting process of the Company, including oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function and (iv) the Company’s compliance with legal and regulatory requirements. See “Report of Audit Committee” below. The Board of Directors has determined that all members of the Audit Committee are independent directors under the rules of the NYSE, the Company’s Director Independence Criteria and within the meaning of applicable SEC rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that Mr. Sweeney qualifies as an “audit committee financial expert” as defined by the rules of the SEC and is independent as defined by the NYSE standards with respect to audit committee members. The text of the Audit Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Compensation Committee

The role of the Compensation Committee is to assure that our executive officers are compensated effectively in a manner consistent with our stated compensation strategy, internal equity considerations, and competitive practice.

The primary responsibilities are as follows:

•	Review and approve our stated compensation strategy;

•	Annually review and determine the individual elements of total compensation for the Chief Executive Officer;

•	Review and approve individual elements of total compensation for our executive officers;

•	Assure that our annual and long-term bonus and incentive compensation plans are administered in a manner consistent with our compensation strategy;

•

Make recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans and approve, subject, where appropriate, to submission to stockholders, all new equity-related incentive plans for executive officers;

•	Review and approve all stock option and other equity awards; and

•	Evaluate its performance under its charter on an annual basis.

We refer you to “Executive Compensation” below for additional information regarding the Compensation Committee’s processes and procedures.

The Board of Directors has determined that each member of the Compensation Committee is an independent director under the rules of the NYSE and the Company’s Director Independence Criteria, an outside director for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), and a non-employee director for purposes of Section 16 of the Exchange Act. The text of the Compensation Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Corporate Governance Committee

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Corporate Governance Committee also reviews director compensation and makes recommendations as to the terms and conditions of such compensation to the Board. In determining director compensation for 2009, the Corporate Governance Committee reviewed the Company’s compensation practices for the prior year and continued its engagement of Watson Wyatt & Company (now known as Towers Watson), as compensation consultant, to evaluate relevant market trends, data and practices. Based upon such review, the recommendations of the compensation consultant and other factors, the Corporate Governance Committee determined not to recommend any changes to director compensation in 2009.

The Board of Directors has determined that each of the current members qualifies as an independent director under the rules of the NYSE and the Company’s Director Independence Criteria. The text of the Corporate Governance Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Director Nomination Procedures

The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. It seeks to ensure that all members of the Company’s Audit Committee meet the Company’s Director Independence Criteria and the financial literacy requirements under the rules of the NYSE; that at least one of the members of the Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC; and that all members of the Compensation Committee and the Corporate Governance Committee meet the Company’s Director Independence Criteria. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.

The Corporate Governance Committee will consider written proposals from stockholders for candidates to be nominees for director positions. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Secretary of the Company, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, and should include the following: (a) the name of the stockholder and evidence of such stockholder’s beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the by-laws of the Company and under the caption “Stockholder Proposals for 2011 Annual Meeting” below.

The process for identifying and evaluating candidates to be nominees to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm. Such candidates are evaluated by the Corporate Governance Committee by reviewing such candidates’ biographical information and qualification and checking the candidates’ references. Qualified candidates are interviewed by at least one member of the Corporate Governance Committee. Using the input from such interview and other information obtained by the Corporate Governance Committee, the Corporate Governance Committee evaluates whether such candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board of Directors that the Board nominate such candidate or elect such candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Corporate Governance Committee expects that a similar evaluation process will be used to evaluate candidates to be nominees for director positions recommended by stockholders. However, to date, the Company has not received any stockholder proposal to nominate a director.

The Corporate Governance Committee is committed to diversity, defined to include differences of viewpoint, professional experience, education, skill, race, gender and national origin, and considers diversity in the mix of qualifications, experience, attributes or skills considered in its process of identifying and evaluating candidates to be nominees to the Board of Directors.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the by-laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors.

Succession Planning

The Board of Directors is responsible for the development, implementation and periodic review of a succession plan for our Chief Executive Officer and each senior executive position, all of whom have been designated as members of our Senior Leadership Team (“SLT”). Our Board of Directors believes that effective succession planning and talent management and development play a critical role in safeguarding business capabilities, developing strong leadership quality and executive bench strength and optimizing overall business development, operating performance, profitability and shareholder value. As such, based upon a review of recommendations made by senior management, the Board of Directors has developed a list of critical attributes and has implemented a formal assessment process employing an external advisor to assess and develop successor candidates not only for the position of Chief Executive Officer but for each position held by a SLT member. In order to ensure that qualified candidates are available for all SLT positions, the Board of Directors oversees the development of internal candidates, maintains talent development plans to strengthen the skills and qualifications of such candidates and would be responsible, if necessary, for the identification of suitable external successor candidates. The Board of Directors has also developed an “emergency” succession plan in the event of an unexpected disability or inability of our Chairman and Chief Executive Officer to perform his duties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) as of March 10, 2010 by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and each of its named executive officers named in the Summary Compensation Table below and (iii) all of the Company’s directors and current executive officers as a group.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)		Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 days(3)
Principal Stockholders:
FMR LLC(4)	15,019,094		14.7%	—
Columbia Wanger Asset Management, L.P.(5)	6,358,250		6.2%	—
BlackRock, Inc.(6)	5,632,243		5.5%	—
Vanguard Group, Inc.(7)	5,394,485		5.3%
Classic Fund Management Aktiengesellschaft(8)	5,242,283		5.1%	—

Directors and Named Executive Officers:
Ronald L. Nelson	259,776	(9)	*	104,249
Mary C. Choksi	27,100	(10)	*	—
Leonard S. Coleman	27,606	(11)	*	2,606
Martin L. Edelman	33,118	(12)	*	7,818
John D. Hardy, Jr.		(13)	*	—
Lynn Krominga	12,500	(14)	*	—
Eduardo G. Mestre		(15)	*	—
F. Robert Salerno	179,009	(16)	*	85,469
Stender E. Sweeney	100	(17)	*	—
Larry D. De Shon	155,378	(18)	*	125,000
Thomas M. Gartland	160,943	(19)	*	156,550
David B. Wyshner	217,623	(20)	*	167,648

All Directors and Executive Officers as a group (16 persons)	1,497,495	(21)	1.4%	955,303	(22)

*	Amount represents less than 1% of outstanding Common Stock.
(1)	Shares beneficially owned include direct and indirect ownership of shares, vested stock option awards and stock option awards that may become vested, and restricted stock units that may be settled, within 60 days of March 10, 2010.
(2)	Based on 102,477,964 shares of Common Stock outstanding on March 10, 2010.
(3)	Includes vested stock option awards and stock option and restricted stock unit awards that are expected to be settled within 60 days of March 10, 2010.
(4)

Reflects beneficial ownership of 15,019,094 shares of Common Stock by FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 16, 2010. Such Schedule 13G indicates that the shares are beneficially owned by (i) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment advisor; (ii) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and a registered investment advisor; (iii) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank, as defined by in Section 3(a)(6) of the Securities Exchange Act of 1934; and (iv) FIL Limited (“FIL”). Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Edward C. Johnson 3d and FMR LCC, through its control of Fidelity, and the funds each has sole power to dispose of 13,704,356 shares, but do not have sole or shared power to vote or to direct the vote of any of these shares. Voting of the shares occurs under written guidelines established by the Board of Trustees for the various Fidelity funds that own the shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has the sole dispositive power and sole power to vote or to direct the voting of 14, 910 shares beneficially owned by PGALLC as a result of its serving as investment adviser to institutional accounts. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has the sole dispositive power and sole power to vote or to direct the voting of 1,242,428 shares beneficially owned by PGALLC as a result of its serving as investment manager of institutional account owning such shares. FIL is the beneficial owner of 57,400 shares. Partnerships controlled predominately by members of Edward C. Johnson’s family control approximately 47% of FIL. FMR LLC and FIL indicate on the Schedule 13G that they are not acting as a group and are not otherwise required to attribute to each other the beneficial ownership of shares owned by the other. The principal business address for each of Fidelity Management & Research Company, FMR LLC, and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109. Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 10, 2010.

(5)	Reflects beneficial ownership of 6,358,250 shares of Common Stock by Columbia Wanger Asset Management, L.P. (“CWAM”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 1, 2010. Such Schedule 13G indicates that CWAM, a registered investment advisor, has sole voting power and sole dispositive power for these shares of Common Stock, which includes shares held by Columbia Acorn Trust (“CAT”), a Massachusetts business trust that is advised by CWAM. As indicated on such Schedule 13G, CAT holds 5.39% of the shares reported therein. The principal business address for CWAM is 226 West Monroe Street, Suite 3000, Chicago, Illinois 60606. Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 10, 2010.
(6)

Reflects beneficial ownership of 5,632,243 shares of Common Stock by BlackRock, Inc., as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on January 29, 2010. Such Schedule 13G indicates that BlackRock, Inc., a parent holding company for a number of investment management subsidiaries, has sole voting power and sole dispositive power for these shares of Common Stock. The principal business address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 10, 2010.

(7)	Reflects beneficial ownership of 5,394,485 shares of Common Stock by Vanguard Group, Inc. (“Vanguard Group”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 8, 2010. Such Schedule 13G indicates that Vanguard Group, a registered investment advisor, beneficially owns and has sole dispositive power of 5,255,456 shares and has sole voting power and dispositive power of 139,029 shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of the Vanguard Group, as investment manager of collective trust accounts. VFTC directs the voting of the 139,029 shares. Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information though March 10, 2010.
(8)	Reflects beneficial ownership of 5,242,283 shares of Common Stock by Classic Fund Management Aktiengesellschaft (“Classic Fund”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Classic Fund with the SEC on January 15, 2010. Such Schedule 13G indicates that Classic Fund is the trustee of three mutual funds domiciled in the Principality of Liechtenstein, and in its role as trustee has sole voting and dispositive power for these shares of Common Stock. The principal business address for Classic Fund Management Aktiengesellschaft is Raetikonstrasse 33, FL-9490 Vaduz, Principality of Liechtenstein. Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 10, 2010.
(9)	Includes 104,249 shares of Common Stock underlying fully vested but unexercised options.

(10)	Excludes 35,584 shares of Common Stock held under the Non-Employee Directors Deferred Compensation Plan, which pursuant to the terms of the plan will be distributed seven months following such director’s retirement or termination of service from the Board for any reason (“Director Deferred Shares”).
(11)	Excludes 45,301 Director Deferred Shares.
(12)	Excludes 48,634 Director Deferred Shares.
(13)	Excludes 32,800 Director Deferred Shares.
(14)	Excludes 37,939 Director Deferred Shares.
(15)	Excludes 27,979 Director Deferred Shares.
(16)	Includes 54,731 shares of Common Stock underlying fully vested but unexercised options and 30,738 of Common Stock underlying restricted stock units, which are expected to be settled within 60 days of March 10, 2010.
(17)	Excludes 57,679 Director Deferred Shares.
(18)	Includes 125,000 shares of Common Stock underlying fully vested but unexercised options.
(19)	Includes 150,000 shares of Common Stock underlying fully vested but unexercised options and 6,550 shares of Common Stock underlying restricted stock units, which are expected to be settled within 60 days of March 10, 2010.
(20)	Includes 147,156 shares of Common Stock underlying fully vested but unexercised options and 20,492 shares of Common Stock underlying restricted stock units, which are expected to be settled within 60 days of March 10, 2010.
(21)	Excludes 285,916 Director Deferred Shares.
(22)	Represents 89,031 shares of Common Stock underlying time-based restricted stock units, 646,250 shares of Common Stock underlying fully vested but unexercised options with a strike price of $0.79 and 220,022 shares of Common Stock underlying fully vested but unexercised options with strike prices ranging from $13.54 to $33.26.

EXECUTIVE OFFICERS

The present executive officers of the Company are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board of Directors to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

Name	Offices or Positions To be Held
Ronald L. Nelson	Chief Executive Officer

F. Robert Salerno	President and Chief Operating Officer

David B. Wyshner	Executive Vice President and Chief Financial Officer

W. Scott Deaver	Executive Vice President, Strategy and Pricing

Larry D. De Shon	Executive Vice President, Operations

Thomas M. Gartland	Executive Vice President, Sales and Marketing

Mark J. Servodidio	Executive Vice President and Chief Human Resource Officer

Patric T. Siniscalchi	Executive Vice President, International Operations

Brett D. Weinblatt	Senior Vice President and Chief Accounting Officer

Biographical information concerning the executive officers of the Company who also presently serve as directors is set forth above under “Board of Directors—Biographical Information for Nominees.” Biographical information concerning all other present executive officers is set forth below.

Name	Biographical Information
David B. Wyshner	Mr. Wyshner, age 42, has been Executive Vice President and Chief Financial Officer since August 2006, and also served as Treasurer from August 2006 to November 2007. Prior to the Cendant Separation, Mr. Wyshner was Executive Vice President and Treasurer of the Company from January 2004 to August 2006. Mr. Wyshner was named Vice Chairman and Chief Financial Officer of the Company’s former Travel Content Division, which included the Company’s vehicle rental business of Avis and Budget, in July 2005. From 1999 until January 2004, Mr. Wyshner was employed in various roles at the Company, including serving as Executive Vice President for Finance, Planning and Development. Prior to joining the Company, Mr. Wyshner was a Vice President in Merrill Lynch & Co.’s investment banking division, specializing in corporate finance and mergers and acquisitions.

W. Scott Deaver	Mr. Deaver, age 58, has been Executive Vice President, Strategy and Pricing since September 2006. Previously, Mr. Deaver served in a variety of roles with the Company. Mr. Deaver was Executive Vice President, Marketing for Avis Budget Car Rental, LLC from March 2001 to September 2006. He also served as Chief Marketing Officer for move.com, an online real estate and home services portal launched by the Company, and as Senior Vice President of corporate marketing of the Company.

Larry D. De Shon	Mr. De Shon, age 50, has been Executive Vice President, Operations since October 2006. From November 2002 to June 2006, Mr. De Shon was Senior Vice President of airport operations at United Airlines. Mr. De Shon began his 28-year career with United Airlines as a customer service representative and advanced to hold a number of positions of increasing responsibility during his tenure.

Name	Biographical Information
Thomas M. Gartland	Mr. Gartland, age 52, has been Executive Vice President of Sales and Marketing since April 2008. Prior to joining the Company, Mr. Gartland was President of JohnsonDiversey, Inc.’s North American Region, where he worked for 14 years. Prior thereto, Mr. Gartland was Vice President and Director of National Accounts with Ecolab Inc., where he also worked for 14 years.

Mark J. Servodidio	Mr. Servodidio, age 44, has been Executive Vice President and Chief Human Resource Officer since August 2006. Prior to such appointment, Mr. Servodidio was Executive Vice President, Human Resources for Avis Budget Car Rental, LLC from November 2002. He joined Avis in April 2001 as Senior Vice President, Human Resources. Prior to joining Avis, Mr. Servodidio was with Kraft Foods, Inc. (formerly Nabisco) from 1996 to 2001 where he was head of Human Resources for Nabisco’s sales and supply chain unit. Prior thereto, he served in various leadership roles at PepsiCo, Inc.

Patric T. Siniscalchi	Mr. Siniscalchi, age 60, has been Executive Vice President, International Operations since August 2006. Prior to such appointment, Mr. Siniscalchi was Senior Vice President, International Operations for Avis Budget Car Rental, LLC from November 2002. Mr. Siniscalchi joined Avis in 1971 and advanced to hold a number of positions of increasing responsibility during his tenure.

Brett D. Weinblatt	Mr. Weinblatt, age 40, has been Senior Vice President and Chief Accounting Officer since June 2007. Mr. Weinblatt was Controller of the Company from August 2006 to June 2007 and was previously Senior Vice President and Controller of Avis Budget Car Rental, LLC from July 2005. Prior to joining the Company, Mr. Weinblatt held various senior finance positions with Alpharma Inc., a specialty pharmaceutical company, including chief financial officer of Alpharma’s Animal Health Division, from June 2002. Prior to joining Alpharma, Mr. Weinblatt held various senior finance positions at Honeywell International Inc. (formerly AlliedSignal) from September 1995. Prior to joining Honeywell, Mr. Weinblatt was associated with Deloitte & Touche LLP for five years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We refer you to our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”) for additional information regarding the 2009 financial results for our Company discussed below.

Executive Summary

“Pay for performance” is a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives’ efforts and achievements with our stockholders’ interests. In 2009, we continued to face challenges related to a global economic recession, including weak travel volumes, continued volatility in the credit markets, and concerns related to the financial condition of two major U.S. auto manufacturers.

Despite these challenges, the Company achieved many of its significant strategic and business objectives for 2009, and our stock price increased from $0.70 on December 31, 2008 to $13.12 on December 31, 2009. Our 2009 achievements include:

•	a 51% ($69 million) increase in EBITDA[1] compared to 2008, notwithstanding a 14% ($853 million) decline in revenue;

•	Consolidated EBITDA (as defined in our senior credit facilities) exceeding the financial requirements contained in our senior credit facilities by more than $100 million;

•	substantial cost savings and other benefits related to the implementation of our five-point cost reduction and efficiency improvement plan and our Performance Excellence process initiative;

•	maintaining a rental fleet size that was in line with rental demand; and

•

increasing our ancillary revenues on a per-transaction basis, retaining the overwhelming majority of our significant commercial accounts, and successfully completing more than $3 billion of financing transactions.

As a result, our named executive officers (“NEOs”) received an above target payout under the 2009 annual incentive program, and performance metrics for the equity awards granted in 2009 were met. Performance, however, fell short of the goals established for long-term incentive awards granted in 2006, 2007 and 2008 and, as a result, virtually all of these long-term incentive awards scheduled to vest in 2009 did not vest. Due to the challenges we faced in 2009, no increases were made to base salaries for 2009.

The worldwide economic challenges, particularly in early 2009, influenced 2009 compensation decisions. To underscore our emphasis on “pay for performance” as an important component of our compensation philosophy and to advance our goal to clearly align the interests of our executives with that of our stockholders, in 2009, long-term incentive compensation for our NEOs was structured to directly tie approximately 50% of such compensation to goals related to the financial or stock price performance of the Company. Accordingly, the Compensation Committee (the “Committee”) approved long-term incentive compensation for our NEOs consisting of stock options, with 50% vesting for our CEO and President on the second anniversary of grant solely if our stock price increased from $0.79 to $5.00, and for our other NEOs, on the first anniversary of grant solely if our MIP EBITDA (as defined below) increased from $169 million to $215 million, enabling the Company to exceed the EBITDA requirements under the Company’s senior credit facilities. This award was designed to generate and reward meaningful performance that was important to investors and critical to the success of the Company. Not only were the performance goals that were part of the 2009 long-term incentive award achieved, but there was a significant turnaround in our stock price. As a result, our NEOs, who received virtually no payouts under past performance-based long-term incentive awards because relevant performance

[1]	EBITDA is defined as income (loss) before non-vehicle related depreciation and amortization, any impairment charge, non-vehicle related interest and income taxes.

metrics were not met, received performance-based stock option awards in 2009 that did, or will, vest and that have delivered, or are expected to deliver, substantial value based on our current stock price.

In 2010, the Committee expects to continue to focus on “pay for performance” and set appropriately challenging performance goals taking into consideration anticipated continued economic challenges, balanced by an awareness of competitive practices, competing alternatives for management talent and important business goals for 2010. As a result, performance metrics for 2010 are expected to be tied to business plan EBITDA achievement for the annual incentive plan and total shareholder return for the long-term incentive program.

The Committee believes it is imperative to the success of our business to ensure that our management ranks, and particularly our executive-level positions, are populated with persons possessing outstanding capabilities, strong commitment to our business and a drive to add value. The Committee recognizes that retaining and motivating high levels of performance from management is crucial, particularly under challenging circumstances, understands that there can be trade-offs among various objectives and unintended consequences due to factors outside of management’s control, and, as a result, believes that discretion and judgment are required to address compensation issues appropriately.

Components and Mix of Executive Compensation

Compensation for our NEOs in 2009 consisted of the following components, allocated as illustrated below:

Base Salary. Each of our NEOs receives a base salary in the form of cash as part of total compensation. In 2009, 29% of our CEO’s total compensation was comprised of base salary and base salaries received by our other NEOs represented 38% of total compensation. Base salaries are designed to provide competitive compensation to attract and retain exceptional executive talent and are not performance-based.

Annual Incentives. Each of our NEOs received annual performance-based cash incentives, contingent on the Company’s attainment of 2009 EBITDA performance targets, as further described under “Analysis of 2009 Pay Decisions.” Annual incentives are designed to focus our NEOs on achieving the Company’s short-term goals, and accordingly, to motivate and reward our NEOs for achieving or exceeding these goals. The annual incentives earned by our CEO represented 64% of his total compensation and annual incentives earned by our other NEOs represented 49% of total compensation, reflecting above target achievement.

Long-term Incentives. In 2009, as discussed in the Executive Summary, each of our NEOs received long-term incentives in the form of stock options, 50% of which generally vest upon attainment of performance goals and 50% of which are time-based. Overall, such compensation is designed to align executive rewards with stockholder interests, provide for the retention of executive officers and, in the case of awards which vest subject to the attainment of performance goals, reward the attainment of certain business objectives (e.g., stock price performance or the achievement of financial performance goals). In 2009, our CEO received 7% of his total compensation in the form of long-term incentives and our other NEOs received 13% of their total compensation in the form of long-term incentives. Such percentages represent a substantial decline in the percentage of total compensation comprised of long-term incentives and the grant date value of long-term incentive awards compared to prior years, which is principally due to the Company’s low share price on the date of grant. However, as previously discussed, the use of performance-based stock options as long-term incentive awards created the opportunity for our NEOs to benefit from significant upside potential for strong performance, including the attainment of certain performance goals and the recovery and appreciation of our stock price.

Other compensation. Each of our NEOs received certain benefits that are not based on performance and are limited to health, life insurance, disability and retirement benefits, which are all part of our broad-based employee benefits program. Other executive benefits/perquisites include auto use, discounted auto insurance, auto lease, and financial planning services. Each of our CEO, President and CFO also are provided with the personal use of company aircraft services, although in 2009 all business and personal use of company aircraft services was suspended due to cost reduction initiatives. In addition, our CEO received a lump-sum distribution of approximately $5.7 million in deferred compensation and our other NEOs also received distribution of their deferred compensation balances, pursuant to an amendment to our deferred compensation plan made in 2008 to ensure compliance under Section 409A that permitted each participant a special, one-time opportunity to elect and receive a lump-sum distribution of his aggregated deferred compensation balance in 2009. For our CEO, approximately 90% of the distribution represented compensation deferred prior to 2006.

Analysis of 2009 Pay Decisions

Base Salaries

The salaries of our NEOs were reviewed in first quarter 2009 and pay decisions are shown in the table below.

Name and Position	2008 Base Salary*	2009 Base Salary*	% Increase
Chief Executive Officer	$1,000,000	$1,000,000	0%
President	700,000	700,000	0%
Chief Financial Officer	525,000	525,000	0%
Executive Vice President, Operations	420,000	420,000	0%
Executive Vice President, Sales and Marketing	420,000	420,000	0%

*	As of December 31.

Generally, salaries for our NEOs are determined based on several factors, including reasonable comparability with past practice and peer group and Survey Data (as further described under “Determining Executive Compensation Competitiveness”), and our NEOs’ responsibilities, capabilities and skills, commitment to our business, leadership and drive to add value. For our Chief Financial Officer, the Committee also generally considers the size and complexity of our balance sheet and capital structure. For 2009, the Committee determined not to increase base salaries for any of our NEOs, principally in light of the challenges facing the Company in early 2009.

Annual Incentive Awards

Each of our NEOs was eligible to earn an annual performance incentive under the 2009 Management Incentive Plan (“2009 MIP”). In first quarter 2009, in connection with the Board’s review of our 2009 business plan, the Committee reviewed and approved MIP EBITDA2 as the appropriate performance metric to measure

[2]	MIP EBITDA is defined as the combined EBITDA performance of our Avis and Budget domestic and international car and truck operations, which includes our equity in the results of Carey International for the performance period (“MIP EBITDA”). For threshold attainment, MIP EBITDA is defined as set forth in the Company’s senior credit facilities. For attainment above threshold, MIP EBITDA is determined according to data reported in the Company’s financial statements, excluding unusual items or any other applicable adjustments as may be approved by the Committee and includes the EBITDA performance of the Company’s Corporate and Other Segment. Interpolation is utilized to determine the component payout percentage for EBITDA achievement above threshold but below maximum achievement levels.

levels of incentive payout under the 2009 MIP. The Committee believes that MIP EBITDA is a key measure of operational and financial performance, and by utilizing this performance metric, the Committee believed the 2009 MIP emphasized the importance of financial covenant satisfaction, profitable sales and cost-saving and process improvement initiatives.

At the same time that the Committee approved the performance metric and the goals required to achieve specified levels of incentive payouts, the Committee established levels of incentive payout opportunity for each NEO, expressed as a percentage of base salary earned. The Committee determined that target payouts as a percentage of base salary should remain consistent with 2008 levels, which for our CEO, our President and our CFO were pre-established in the employment agreements for such officers. Accordingly, annual incentive targets for the 2009 MIP as a percentage of base salary were 150% for our CEO, 100% for our President and our CFO, and 75% for the other NEOs.

Performance goals for the 2009 MIP are summarized below:

Achievement Level	MIP EBITDA ($M)	Component Payout (% of Target Payout)
Maximum	≥ $250	150%
Target	$192	100%
Threshold	$155	75%
Below Threshold	< $155	0%

MIP EBITDA for 2009 was $243 million, resulting in a component payout percentage of 145% meaning that each of our NEOs earned 145% of his target bonus opportunity. For our NEOs, other than our CEO and President, the Committee approved a payment of 25% of the target MIP award in third quarter 2009, to be credited against eventual payout, as at such time the Company’s estimates indicated a higher-than-threshold payout. The Committee approved this payment in recognition of the Company’s commitment to retain its key employees and in light of the Company’s performance for the first six months of 2009, the Company’s estimated performance for the balance of the year and the absence of bonus payments in respect of 2008. The Committee’s approval of this partial pay-out followed a recommendation by our CEO and our President, and as a result, such officers did not participate in such interim pay-out.

Long-term Incentive Awards

2009 Awards

The Committee believes that a substantial portion of an NEO’s compensation should consist of long-term incentive awards, designed to link executive rewards with stockholder value over time as well as to promote long-term retention. Prior years’ grants have included stock-settled stock appreciation rights, performance-based and time-based restricted stock units, and, prior to the Cendant Separation, stock options. The 2009 award consisted of stock options granted pursuant to our 2007 Equity and Incentive Plan.

For our NEOs, the 2009 award consisted of a combination of performance-based and time-based stock options. This mix was designed to reflect the NEOs’ relative decision-making authority and their consequent ability to impact the Company’s performance. All stock options were granted with an exercise price equal to the closing price of the Company’s common stock of $0.79 on January 28, 2009, the date of grant (the “Grant Date”). For our CEO and President, the 2009 award provides for (i) 50% vesting on the second anniversary of the Grant Date, subject to continued employment and (ii) 50% vesting on the second anniversary of the Grant Date, provided that during that two-year period, the weighted average stock price of our Common Stock equals at least $5.00 for a consecutive 20-day trading period. The Committee believed that an increase from the Company’s closing stock price of $0.79 on the Grant Date to $5.00 over a two-year period represented a substantial increase and therefore was appropriately challenging. The Committee selected share price as a performance metric given shareholders’ focus on total shareholder return.

For our other NEOs, the time-based awards vest on the two-year anniversary of the Grant Date. Vesting for the performance-based stock options occurs on the one-year anniversary of the Grant Date, provided certain EBITDA levels are attained, as set forth below.

Achievement Level	MIP EBITDA ($M)	Component Payout (%)
Target	≥ $215	100%
Threshold	$155	50%
Below Threshold	< $155	0%

The 2009 long-term incentive awards for our NEOs are summarized in the table below:

Type of Award	Executives Receiving Award	Target Number of Share Units Granted	Vesting
Performance-Based and Time-Based Options	CEO President	425,000 375,000	(i) 50% on the second anniversary of the Grant Date, subject to continued employment, and (ii) 50% on the second anniversary of the Grant Date, provided that during that two-year period, the weighted average stock price of our Common Stock equals at least $5 for a consecutive 20-day trading period.

Performance-Based Options	CFO EVP, Operations EVP, Sales & Marketing	187,500 150,000 150,000	Subject to continued employment and based on achievement of MIP EBITDA for 2009.

Time-Based Options	CFO EVP, Operations EVP, Sales & Marketing	150,000 100,000 100,000	100% on the second anniversary of the Grant Date, subject to continued employment.

In January 2010, vesting of the performance-based stock options granted to our CFO, EVP, Operations and EVP, Sales and Marketing occurred, reflecting attainment of the 2009 EBITDA target for such awards. During the course of 2009, the performance metrics required for vesting of the performance-based stock options granted in 2009 to our President and our CEO were met and these options will therefore vest in 2011, subject to continued employment.

The Committee approved the total number of shares subject to long-term incentives to be granted, individual grants to NEOs, and the type of equity to be granted. The following factors were reviewed to determine the appropriate type of equity to be granted: perceived value to NEOs to effect retention goals, a review of peer group practices (as discussed in “Determining Executive Compensation Competitiveness”), potential dilution from equity plans and projected expense balanced with the value delivered to NEOs. Based on an analysis of these factors, the Committee determined that for 2009, a mix of performance-based options and time-based options would:

•	highlight the importance of attaining important Company objectives in a challenging economic environment;

•	reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company;

•	maximize retention of key employees in the current environment and over the longer term; and

•	meet our commitment with respect to equity dilution (as described under “Equity Dilution”).

To determine the amount of long-term incentive plan grants for our NEOs, the Committee considered the value of awards granted in prior years and significantly reduced the grant date value of the 2009 award due to the Company’s substantially lower stock price.

Prior Awards

None of the performance equity awards scheduled to vest in 2009 from long-term incentive awards granted in 2006, 2007 and 2008 vested in 2009 because performance metrics were not met, with the exception of 6.25% of certain performance-based equity awards granted in 2006. Such vesting occurred as a result of attainment of approximately $817 million in off-airport revenue for the twelve months ended July 31, 2009, which represented partial attainment of the off-airport revenue performance metric of such grant. As a result, performance-based awards granted in 2007 and 2008 to our CEO, who received only performance-based equity awards in those years, did not vest as scheduled in 2009.

Setting CEO and other NEO Compensation

Our Board delegates to the Committee the responsibility to approve compensation for all NEOs, including our CEO. In 2009, the Committee continued its engagement of Watson Wyatt & Company (now known as Towers Watson), a compensation consulting firm, to work with the Committee and the Company as an advisor on executive and key employee compensation matters, including pay competitiveness and executive program plan design. The compensation consultant reports to and is directed by the Committee. Outside of the services performed for the Committee, the compensation consultant did not provide significant additional services to the Company in 2009.

In 2009, members of the Committee met individually with the compensation consultant in advance of certain meetings of the Committee and the Committee met with the compensation consultant during each Committee meeting, including in executive session.

In the case of named executive officers (other than the CEO), the Committee works with management and the compensation consultant to determine the appropriate level, performance criteria and goals, if applicable, and weighting for each compensation element. Specifically, our process is as follows:

•

Following the approval of the annual business plan by the CEO, our Chief Human Resource Officer (“CHRO”) and his staff work with the compensation consultant, the Chief Financial Officer and CEO to develop performance criteria and goals based on the Company’s business plan and initiatives articulated to investors.

•

The CHRO works with the compensation consultant to compile information and recommendations for the Committee (including compiling market data, as discussed under “Determining Executive Compensation Competitiveness”) with respect to levels and mix for base salary, annual incentives and long-term incentives.

•

Preliminary information is reviewed with the Chairman of the Committee, and through the Chairman with other members of the Committee, to ensure that the materials are consistent with the Committee’s expectations and compensation philosophy.

•	Management, together with the compensation consultant, jointly presents the information to the Committee for consideration.

•

In some instances, the Committee responds with additional direction; and in other instances the information is presented together with a recommendation that the Committee is asked to approve, which approval can be given with or without modification.

The Committee, by charter, has the ultimate right and authority to revise and/or approve recommendations of management. Recommendations as to the level of compensation for each component generally reflect position scope (defined as the executive’s relative responsibilities compared to others within the Company and the individual’s potential impact on Company operations) and the individual’s experience level and performance in addition to other factors which are further discussed under “Analysis of 2009 Pay Decisions”. Recommendations as to the level of compensation for each component are also compared to market data to reflect reasonable comparability. Recommendations and decisions related to the mix of compensation elements for 2009 generally reflected a review of practices of the Peer Group (as defined below) and are consistent both with past practice and our strategy to tie a greater portion of total target compensation to variable versus fixed compensation.

In approving the annual and long-term incentive awards, the Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and for 2009 concluded that the incentive awards approved would not be likely to encourage excessive risk taking.

The CEO’s compensation is determined in part based on the same process, performance criteria, goals and competitive market data as the other named executive officers. In addition, the Committee typically works with the compensation consultant to tie corporate goals and objectives to each component of the CEO’s compensation at the beginning of each year based upon, and consistent with, our business and strategic plans. The Committee then evaluates the CEO’s performance against these goals and objectives as of the end of each year. The results of this performance review as well as market data and other factors such as level of experience and responsibilities, leadership, skill and contributions are used by the Committee to determine the CEO’s level and mix of compensation for the subsequent year.

Determining Executive Compensation Competitiveness

The primary goals for our compensation program for NEOs are to retain talent and motivate high levels of performance from management. In our efforts to achieve those goals, we endeavored to deliver competitive compensation for 2009. We compared certain elements of 2009 compensation with those of comparable companies to ensure reasonable comparability of the compensation packages for our NEOs. Based on input from the Company’s compensation consultant, the Committee approved the Company’s peer group of Alaska Air Group, Inc., Continental Airlines, Inc., Dollar Thrifty Automotive Group, Inc., Hertz Global Holdings, Inc., JetBlue Airways Corporation, Officemax Incorporated, Pitney Bowes Inc., Royal Caribbean Cruises Ltd., Ryder System, Inc., SkyWest, Inc., Southwest Airlines Co., Starwood Hotels and Resorts Worldwide, US Airways Group, Inc., Wyndham Worldwide Corporation and YRC Worldwide Inc. (the “Peer Group”), which was established in 2008, and determined that it would not make any change to the Peer Group.

Given that there is an insufficient number of public companies in the car rental sector to establish a sufficiently large peer group, the Peer Group was selected to supplement the two U.S.-based publicly traded car rental companies with additional companies based on the following criteria: company size based on revenue as the primary factor; employee headcount; asset size and market capitalization; and business and industry similarities (e.g., travel, transportation, rental/leasing and commercial services). In 2009, given the challenges facing the Company, the Committee did not rely on the Peer Group for purposes of setting the 2009 compensation and benefits package for each NEO, although the Peer Group information was used as a general check on the reasonableness of such compensation packages.

Recognizing that our executives have opportunities available to them in a range of industries, in the past we have also reviewed various sources of compensation and benefits survey data for determining the competitiveness of our NEO compensation, particularly with respect to the aggregate amount of total direct compensation (described below). In order to compare ourselves to the broadest set of general industry market data available, we employed widely-used survey data from consulting firms such as Hewitt Associates, LLC and Towers Perrin HR Services for companies that have revenue comparable to ours (the “Survey Data”). The Survey Data3 represent data for over 1,000 companies sized according to revenue, assets and number of employees.

[3]	While the Survey Data include a general list of participating companies, the survey provides information on a “no-names” basis—i.e., for each position comparison, it does not identify by name which companies comparable in revenue size to our company produced results for each position matched, and thus we are unable to list the comparable companies that are included in the Survey Data.

In 2009, the Committee considered the Survey Data as a general check on the reasonableness of the 2009 compensation and benefits package for each NEO. Consideration of the Peer Group and Survey Data, however, is typically just one factor considered in setting executive compensation and was given less emphasis in 2009 compared to prior years given the challenges we faced in early 2009 and the limited options available to the Company to provide compensation at such time. Please refer to “Analysis of 2009 Pay Decisions” for factors considered in setting executive compensation for 2009.

2010 Decisions

In 2010, the Company amended and restated its employment agreement with our CEO. The amended agreement has a five-year term ending on January 27, 2015, includes terms related to succession planning, and provides for a one-time long-term equity award comprised of 160,000 stock options and 800,000 RSUs to vest over the term of the agreement. Substantially all of the RSU award vests subject to the Company’s attainment for 30 consecutive days of stock price goals ranging from a stock price of $13.45 (for 50% vesting of the first tranche) to $19.62 (for full vesting). In addition, the 280G excise tax gross-up provision and the trigger that provided grounds for a “Constructive Discharge” upon the occurrence of a “Corporate Transaction” (i.e., single-trigger equity vesting in a change of control) were eliminated. A detailed description of the amended agreement is set forth under “Employment Agreements and Other Arrangements.”

In 2010, the Committee approved a grant of incentive awards comprised of time-based and performance-based restricted stock units to our other NEOs. While the number of shares underlying the 2010 awards was lower compared to the 2009 awards, the grant date values were greater compared to the 2009 awards as a result of the significant increase in the Company’s stock price. Time-based awards vest one-third on each of the first, second and third anniversaries of the date of grant. Performance-based awards vest on the three-year anniversary of the date of grant provided that during the three-year period between the grant date and third anniversary, the closing price of our Common Stock equals or exceeds, for 30 consecutive trading days, $15.77 for target vesting (100%) and $14.12 for threshold vesting (50%). The Company’s stock price on the date of the 2010 awards was $11.52.

The Committee also approved the annual management incentive program for the NEOs (the “2010 MIP”). Performance targets were set to mirror goals set forth in the Company’s 2010 business plan based on MIP EBITDA.

As noted above, our CEO did not receive an increase in base salary, pursuant to his amended employment agreement. Increases to base salaries for our President and CFO for 2010 reflect increases approved in connection with amendments to the employment agreements for these officers in 2008. As a result, in 2010 base salary for our President and COO will be $750,000 and base salary for our CFO will be $575,000. The Committee approved base salary increases for our two other NEOs in recognition of the role of such officers in the Company’s 2009 performance and increased responsibilities that will be assumed by these officers when our President and COO transitions to the role of Vice Chairman in June 2010 in accordance with the 2008 amendments to his employment agreement. As a result, base salary for our EVP, Operations and EVP, Sales and Marketing is expected to be $500,000, effective July 1, 2010.

In 2010, the Committee also approved special cash incentive awards for our CFO, EVP, Operations and EVP, Sales and Marketing, subject to continued employment through the related payment dates. The special incentive award for our CFO, in the amount of $1 million, consists of an initial partial payment of $667,000 on or prior to December 31, 2010 with a second payment of $333,000 to be made as soon as practical following January 1, 2012, subject to continued employment. Our EVP, Operations and EVP, Sales and Marketing will each receive a $250,000 special incentive award as soon as practical following July 1, 2010, subject to continued employment. For our CFO, the Committee granted such award in acknowledgement of the extraordinary focus and performance required to manage the Company’s capital structure and cost-saving initiatives during 2009 and to encourage long-term retention in light of such performance. For our EVP, Operations and EVP, Sales and Marketing the Committee granted such awards in recognition of the additional responsibilities that will be assumed by these officers in June 2010.

In 2010, in light of improved economic conditions, the Committee reinstated a matching contribution up to a 3% cap under the Company’s deferred compensation plan as well as a matching contribution under the Company’s 401(k) plan up to a cap of 4%. Matching contributions for highly-compensated employees (as defined by the applicable statute) including our NEOs were suspended in 2009 due to cost-cutting initiatives. Additionally, in 2010, the Committee conducted a review of executive benefits and perquisites and approved the elimination of tax reimbursements on financial planning services and the Company’s executive car program. The Committee determined that such changes were appropriate in light of market and industry-specific trends.

Equity Dilution

In 2007, the Board of Directors committed to our stockholders that over the next three fiscal years (commencing on January 1, 2007), it would not grant a number of shares subject to options, stock appreciation rights or stock awards to employees or non-employee directors at an average rate greater than 2.31% of the number of shares of our Common Stock that we believed would be outstanding over that three year-period. For purposes of calculating the number of shares granted in a year, stock awards count as equivalent to (1) 1.5 shares, if our annual stock price volatility is 53% or higher, (2) two shares if our annual stock price volatility is between 25% and 52%, and (3) four shares if our annual stock price volatility is less than 25%. For the three fiscal years commencing January 1, 2007, our equity dilution rate was less than 2.31%. The components utilized to calculate our equity dilution rate are set forth below:

Year	2007	2008	2009
Shares Outstanding at December 31	103,830,725	101,502,799	101,988,727
Time-based Restricted Stock Units Granted	784,375	739,305	210,000
Performance-based Restricted Stock Units Vested	0	46,108	6,725
Options Granted	0	0	4,012,300
3-Year Average Equity Dilution commencing 1/1/07			2.18%

Policy Related to Equity Awards

Our practice is to grant long-term incentive awards at pre-established meetings of the Committee. The annual grant, which includes the annual grants to all of the NEOs, is typically approved on the date of the first regularly scheduled Committee meeting each year. Grants are also approved at each of the other pre-established Committee meetings for executives hired or promoted since the prior meeting. In connection with valuing the grants of equity awards, it is our policy to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our stock on the date the Committee approves the equity grant except in circumstances where, following consultation with counsel, our Committee determines that it would be appropriate to use a different date, in which case the Committee, upon advice of counsel, will determine that date.

Stock Ownership Guidelines

Executives

Our executive stock ownership guidelines require senior officers to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, the CEO is required to retain 100%, and other NEOs are required to retain a minimum of 50%, of the net shares (net of exercise price and taxes) obtained upon the exercise of stock options or stock appreciation rights or the vesting of restricted stock awards until reaching specified ownership thresholds of four times base salary for our CEO, two times base salary for our President and our CFO, and one times base salary for all other NEOs. Given the mandatory hold provision until thresholds are obtained, we do not have a deadline for achieving those thresholds. Stock ownership is defined to include stock owned by the executive directly, stock owned indirectly through the Company’s savings plan, and the “in-the-money” vested stock options and stock appreciation rights. Following attainment of ownership thresholds, our NEOs will be required, for a period of one year, to hold 50% of the net shares obtained upon the vesting of any equity award and 50% of all stock options that vest. As of March 10, 2010, our CEO, President & COO, CFO, EVP, Sales and Marketing and EVP, Operations held 155,527, 93,540, 177,475, 154,393 and 155,378 shares of Avis Budget Common Stock, respectively, representing 44% and 75% achievement for our CEO and our President and 100% achievement for our other NEOs. Achievement levels for purposes of our Stock Ownership Guidelines differ for our CEO and our President compared to our other NEOs principally because the 2009 long-term incentive award partially vested on the one-year anniversary for such NEOs. Shares held by our CEO include 61,000 shares of Common Stock he purchased in the open market for approximately $1 million in 2007.

Board of Directors

As discussed under the “2009 Director Compensation Table,” the annual retainer and committee chair and membership stipends for each non-employee member of the Board of Directors are paid, subject to certain limited exceptions, 50% in cash and 50% in deferred Common Stock of the Company. Each share of deferred Common Stock entitles each director to receive one share of Common Stock following that director’s retirement or termination of service from the Board for any reason. The directors may not sell or receive value from any shares of deferred Common Stock prior to termination of service.

Employment and Change of Control Agreements; Severance Arrangements

To foster the retention of our key management team particularly in light of the Cendant Separation, in 2006, we entered into an employment agreement with each of our CEO, our President, and our CFO. These agreements allowed us, among other things, to obtain post-employment non-compete covenants from these executive officers. Agreements for our President and our CFO were amended in 2008 and our agreement with our CEO was amended in January 2010. A detailed description of these employment agreements is set forth under the heading “Employment Agreements and Other Arrangements.”

We consider it essential to the best interests of our stockholders to foster the continued employment of key management personnel. Thus, we have also entered into severance agreements with our two NEOs who do not have written employment agreements. In these agreements, the Company seeks to provide appropriate protections to members of management that are consistent with prevailing market practices.

The benefits that would be received by our NEOs in the event of termination without cause or a change in control are set forth under the heading “Termination, Severance and Change of Control Arrangements.”

Perquisites and Benefits

Avis Budget provides perquisites to its executives that are consistent with those provided to executives in the Peer Group. Our perquisites currently consist primarily of financial planning services, auto use or allowance, discounted auto insurance for up to four vehicles for our CEO and generally two vehicles for our other NEOs, auto leasing through the employee lease program and personal use of company aircraft services (limited to our CEO, our President and our CFO). The Company paid annual dues for corporate private club memberships for use by the NEOs in conducting Company business in 2007 and 2008; effective January 1, 2009, all but one of such memberships, which is a membership in a private, not-for-profit dining club, were cancelled due to cost-reduction initiatives, with the remaining membership for use by our CEO, exclusively for the use of Company-sponsored meetings. In 2010, the Company eliminated tax reimbursements on perquisites, as discussed in “2010 Decisions.” We will continue to review our compensation and benefit programs to ensure that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives.

Forfeiture Policy

Our Board of Directors has adopted a policy that provides that if the Board learns of any intentional misconduct by an “executive officer” (as defined under Section 16 of the Securities Exchange Act of 1934, as amended) that resulted in an increase to incentive income awarded to that officer, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of the increased portion of incentive income awarded to that officer.

Deductibility of Compensation

Section 162(m) of the Code limits our ability to deduct certain compensation in excess of $1 million paid to our CEO and to certain of our other named executive officers (the “covered NEOs”). This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” We aim to design the performance-based compensation we pay to our named executive officers so that it will satisfy the requirements for deductibility under section 162(m); however, the Committee is authorized to exercise discretion in determining payments in relation to levels of achievement of performance goals and believes that the total compensation program for executive officers should be managed in accordance with the objectives outlined in our compensation philosophy and in the best overall interests of our stockholders. For this reason, some compensation may exceed the limitations or not meet the requirements for deductibility under section 162(m).

Base salary for each of our NEOs does not exceed $1 million; accordingly, salaries for 2009 and 2010 are expected to be deductible. The 2009 annual incentives and equity awards were granted under plans and programs that met the requirements for deductibility under section 162(m); therefore, we expect that our long-term incentives and annual incentives granted in 2009 for the covered NEOs will qualify for the “performance-based” exception described above. Our goal is to work toward structuring compensation for the covered NEOs consisting of performance-based long-term incentives and annual incentives (other than any discretionary component) awarded in future years to qualify for the “performance-based” exception.

COMPENSATION COMMITTEE REPORT

The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John D. Hardy, Jr. (Chairman)

Leonard S. Coleman

Lynn Krominga

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Comp ($)(g)	Total ($)
Nelson, Ronald L.	2009	1,000,000	N/A	0	231,941	2,175,000	0	48,774	3,455,715
Chairman & Chief Executive Officer	2008	1,000,000	0	1,500,000	0	0	0	122,092	2,622,092
	2007	1,000,000	0	2,000,000	0	900,000	0	248,616	4,148,616

Wyshner, David B.	2009	525,000	N/A	0	206,484	761,250	0	48,433	1,541,167
Executive Vice President, Chief Financial Officer	2008	525,000	0	750,000	0	0	0	76,161	1,351,161
	2007	525,000	0	1,700,000	0	315,000	0	124,695	2,664,695

Salerno, F. Robert	2009	700,000	N/A	0	204,654	1,015,000	102,982	30,470	2,053,106
President & Chief Operating Officer	2008	700,000	0	1,125,000	0	0	59,291	109,925	1,994,216
	2007	700,000	0	2,550,000	0	420,000	6,080	103,046	3,779,126

Gartland, Thomas M.	2009	448,692	50,000	0	152,358	457,001	0	29,802	1,137,853
Executive Vice President Sales & Marketing	2008	291,442	50,000	500,000	0	0	0	95,950	937,392
	2007	—	—	—	—	—	—	—	—

De Shon, Larry D.	2009	420,000	N/A	0	152,358	456,750	0	48,243	1,077,351
Executive Vice President Operations	2008	412,313	0	552,500	0	0	0	374,107	1,338,920
	2007	378,101	0	850,000	0	170,146	0	235,077	1,633,324

(a)	Salary includes amounts deferred under the Company’s Deferred Compensation Plan or 401(k) Plan as follows for 2007, 2008 and 2009, respectively: Mr. Nelson, $60,000, $15,323 and $22,000; Mr. Wyshner, $31,500, $31,500 and $9,800; Mr. Salerno, $42,000 (2007) and $42,000 (2008); Mr. De Shon, $15,500, $15,500 and $22,000; Mr. Gartland, $615 (2008) and $16,931 (2009). For 2008 and 2009, amounts for Mr. Gartland include cost of living adjustments of $22,211 and $28,461, respectively. Mr. Gartland commenced employment with the Company in April 2008.
(b)	2007 and 2008 management incentive programs included a discretionary component for which no payments were made in such years. The 2009 MIP did not include a discretionary component. For Mr. Gartland, payouts for 2009 and 2008 represent payments agreed to at the time of hire.
(c)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ACS”) Topic 718, Compensation – Stock Compensation.
(d)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 22 to our audited financial statements for the fiscal year ended December 31, 2009, included in our 2009 Form 10-K.
(e)	For 2007, amounts reflected were earned pursuant to the 2007 Management Incentive Plan and include deferrals under the Company’s Deferred Compensation Plan as follows: Mr. Nelson, $450,000; Mr. Wyshner, $18,900; and Mr. De Shon, $10,209. There were no non-equity incentive plan payments and, accordingly, no deferrals for 2008. There were no non-equity incentive plan payment deferrals in 2009.
(f)	For Mr. Salerno, the reported change in pension value during the year represents the sum of the increased value accumulated in the Avis Rent A Car System Pension Plan and the Avis Rent A Car System Retirement Equalization Benefit Plan. Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Please see the Pension Benefits Table below for further information regarding these plans.
(g)	All Other Compensation includes the personal benefits and perquisites presented in the tables below.

All Other Compensation Table

Name	Year	Tax Reimbursement ($)(a)	Deferred Compensation Plan Contributions ($)(b)	Executive Physical ($)(c)	Severance and Other Benefits ($)(d)	Perquisites ($)(e)	Total All Other Compensation ($)
Mr. Nelson	2009	15,774	N/A	2,750	N/A	30,250	48,774
	2008	22,551	11,492	2,650	N/A	85,399	122,092
	2007	17,191	114,000	2,500	N/A	114,925	248,616

Mr. Wyshner	2009	14,343	N/A	2,250	N/A	31,840	48,433
	2008	10,483	31,500	2,200	N/A	31,978	76,161
	2007	9,324	50,400	0	N/A	64,971	124,695

Mr. Salerno	2009	10,160	N/A	0	N/A	20,310	30,470
	2008	17,409	42,000	0	N/A	50,516	109,925
	2007	10,147	42,000	0	N/A	50,899	103,046

Mr. Gartland	2009	8,902	N/A	2,650	N/A	18,250	29,802
	2008	8,182	0	0	78,890	8,878	95,950
	2007	—	—	—	—	—	—

Mr. De Shon	2009	10,751	N/A	2,750	8,652	26,090	48,243
	2008	8,934	13,315	2,200	326,859	22,799	374,107
	2007	17,987	10,209	0	187,601	19,280	235,077

(a)	Represents tax payments made on behalf of each NEO relating to the provision of financial services disclosed in footnote (b) to the Perquisites Table below for 2007, 2008 and 2009, respectively, for Mr. Nelson, $7,375, $7,516 and $6,247; Mr. Salerno, $3,088 (2008) and $3,132 (2009); Mr. Wyshner, $1,197, $1,393 and $1,849; and Mr. De Shon, $694, $1,367 and $1,849. Also includes tax payments relating to the Company-provided car disclosed in footnote (c) to the Perquisites Table below for 2007, 2008 and 2009, respectively, for Mr. Nelson, $9,816, $15,035 and $9,527; Mr. Wyshner, $8,127, $9,090 and $12,494; Mr. Salerno, $14,321 (2008) and $7,028 (2009); Mr. De Shon, $6,262, $7,567 and $8,902; and Mr. Gartland, $5,070 (2008) and $8,902 (2009). Effective January 1, 2010, the Company will no longer make such tax payments. For Messrs. Gartland and De Shon, amounts also include tax payments relating to relocation services: for Mr. Gartland, $3,112 in 2008; and Mr. De Shon, $11,031 in 2007.
(b)	Represents Company matching contributions to a non-qualified deferred compensation plan maintained by the Company for the benefit of certain of our executive officers. Under this plan, participants are permitted to defer compensation under the terms of the plan. The plan match contributions are as follows for 2007 and 2008, respectively, for Mr. Nelson $114,000 (2007); for Mr. Salerno $42,000 and $42,000; for Mr. Wyshner, $50,400 and $31,500. For Mr. Nelson and Mr. De Shon, the defined contribution plan match contributions include matching contributions under the qualified Company-sponsored 401(k) savings plan: for Mr. Nelson $11,492 for 2008; and Mr. De Shon $13,315 for 2008. For 2009, the Company suspended matching contributions for highly-compensated employees, including the NEOs.
(c)	Represents cost for annual physical examination.
(d)	Amounts represent relocation costs for Mr. Gartland in 2008 and for Mr. De Shon in 2007, 2008 and 2009.
(e)	Represents the perquisites presented in the table below.

Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car ($)(c)	Charitable Contributions ($)(d)	Total Perquisites ($)(e)
Mr. Nelson	2009	0	10,000	15,250	5,000	30,250
	2008	51,411	10,000	18,988	5,000	85,399
	2007	80,937	10,000	18,988	5,000	114,925

Mr. Wyshner	2009	0	11,840	20,000	N/A	31,840
	2008	0	9,760	22,218	N/A	31,978
	2007	34,888	9,380	20,703	N/A	64,971

Mr. Salerno	2009	0	9,060	11,250	N/A	20,310
	2008	26,840	7,100	16,576	N/A	50,516
	2007	29,932	1,200	19,767	N/A	50,899

Mr. Gartland	2009	N/A	0	18,250	N/A	18,250
	2008	N/A	0	8,878	N/A	8,878
	2007	—	—	—	—	—

Mr. De Shon	2009	N/A	11,840	14,250	N/A	26,090
	2008	N/A	9,549	13,250	N/A	22,799
	2007	N/A	6,530	12,750	N/A	19,280

(a)	Under the Company Aircraft Policy in effect as of December 31, 2009, our CEO may use the leased jet services for personal use for a maximum of 16 hours per year (or 48 hours during the period commencing August 2006 through August 2009). Our President and our CFO may also use the leased jet services for personal use, at the discretion of our CEO, for a maximum of 10 hours per year (or 30 hours from the period commencing August 2006 through August 2009). The incremental cost of personal use of the leased jet services was calculated based on the contracted per hour cost, which includes flight specific direct operating costs such as standard fuel, maintenance, repairs, catering, and miscellaneous fees such as variable fuel surcharge as applicable, international fees for travel outside the U.S., and a 7.5% Federal excise tax. Since the aircraft is leased primarily for business travel, fixed costs, such as crew salaries, training, hangaring, insurance, and services support are not included. There was no personal or business usage of the corporate aircraft in 2009. In 2010, the Company amended this policy and our CEO is now permitted reasonable non-business access, currently limited to $110,000 annually and subject to prevailing market limits.
(b)	For Mr. Nelson, represents reimbursement for financial services provided by an approved vendor up to a maximum annual reimbursement of $10,000. For the other NEOs, represents the actual costs we incurred for financial services including tax return preparation, financial planning and estate planning. Mr. Salerno’s value also includes a reimbursement of $1,950 for financial services provided by an outside vendor.
(c)	Represents the annual lease value of a Company-provided car. All our NEOs participate in the Company’s employee auto insurance program and Mr. Wyshner and Mr. Gartland participate in the employee car lease program; however, no amounts are included for these programs as the Company does not incur any incremental cost associated with these programs. For 2009, amounts for Mr. Gartland also include a $4,000 car allowance transition payment.
(d)	Represents discretionary matching contributions made by The Avis Budget Charitable Foundation.
(e)	For 2007 and 2008, the Company paid annual dues for corporate private club memberships for use by its NEOs in conducting Company business. These memberships permitted personal use by our NEOs; however, the Company was not responsible for any costs incurred in respect of such personal use and therefore the Company did not incur any incremental cost associated with any NEO’s personal use of these memberships. All but one of such memberships were cancelled effective January 1, 2009, with the remaining membership for use by our CEO, exclusively for the use of Company-sponsored meetings.

Grants of Plan-Based Awards Table

Name	Award Type	Grant Date*	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Options Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(d)
			Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
Mr. Nelson	Bonus	—	1,125,000	1,500,000	2,250,000
	Time-Based Options	1/28/09								212,500	0.79	136,316
	Performance-Based Options	1/28/09				N/A	212,500	N/A				95,625

Mr. Wyshner	Bonus	—	393,750	525,000	787,500
	Time-Based Options	1/28/09								150,000	0.79	96,223
	Performance-Based Options	1/28/09				93,750	187,500	N/A				110,261

Mr. Salerno	Bonus	—	525,000	700,000	1,050,000
	Time-Based Options	1/28/09								187,500	0.79	120,279
	Performance-Based Options	1/28/09				N/A	187,500	N/A				84,375

Mr. Gartland	Bonus	—	236,380	315,173	472,760
	Time-Based Options	1/28/09								100,000	0.79	64,149
	Performance-Based Options	1/28/09				75,000	150,000	N/A				88,209

Mr. De Shon	Bonus	—	236,250	315,000	472,500
	Time-Based Options	1/28/09								100,000	0.79	64,149
	Performance-Based Options	1/28/09				75,000	150,000	N/A				88,209

*	Date of approval for these awards: January 28, 2009.
(a)	A discussion of 2009 annual incentives is included in the Compensation Discussion and Analysis. The amounts earned for 2009 annual incentives are set forth in the Summary Compensation Table.
(b)	Represents awards of performance-based stock options, granted with an exercise price equal $0.79 (the closing price of the Company’s common stock on the Grant Date). For our CEO and our President, vesting of performance-based stock options occurs on the second anniversary of the Grant Date, provided that during that two-year period, the weighted average stock price of our Common Stock equals at least $5.00 for a consecutive 20-day trading period. Performance-based stock options granted to our other NEOs vested on the one-year anniversary of the Grant Date, subject to the attainment of certain EBITDA levels. Additional information regarding these awards, including the applicable performance criteria and vesting terms, is included in the Compensation Discussion and Analysis.
(c)	Represents awards of time-based stock options which will vest in 2011, subject to continued employment. Additional information regarding these awards is included in the Compensation Discussion and Analysis.
(d)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 22 to our audited financial statements for the fiscal year ended December 31, 2009, included in our 2009 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End Table

NAME	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable(b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)(c)	Options Exercise Price ($)(d)	Options Expiration Date(e)	Number of Shares Or Units of Stock that Have Not Vested (#)(f)	Market Value of Shares Or Units of Stock that Have Not Vested ($)(g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)(h)	Equity Incentive Plan Awards: Market Or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)(h)
Mr. Nelson								269,377	3,534,226
Mr. Nelson	104,249			18.8163	04/14/2013
Mr. Nelson	252,809	84,270		24.4000	08/01/2013
Mr. Nelson		212,500		0.79	01/28/2019
Mr. Nelson			212,500	0.79	01/28/2019
Mr. Wyshner						54,230	711,498	62,399	818,675
Mr. Wyshner	11,467			31.7920	01/13/2010
Mr. Wyshner	170			13.5404	01/03/2011
Mr. Wyshner	13,511			27.4044	01/22/2012
Mr. Wyshner	2,871			33.2593	06/03/2014
Mr. Wyshner	3,104			30.0385	04/26/2015
Mr. Wyshner	54,348			24.4000	08/01/2013
Mr. Wyshner		150,000		0.79	01/28/2019
Mr. Wyshner			187,500	0.79	01/28/2019
Mr. Salerno						81,345	1,067,246	93,599	1,228,019
Mr. Salerno	18,244			18.845	03/01/2011
Mr. Salerno	36,487			27.4044	01/22/2012
Mr. Salerno	108,696			24.4000	08/01/2013
Mr. Salerno		187,500		0.79	01/28/2019
Mr. Salerno			187,500	0.79	01/28/2019
Mr. Gartland						19,649	257,795	11,228	147,311
Mr. Gartland		100,000		0.79	01/28/2019
Mr. Gartland			150,000	0.79	01/28/2019
Mr. De Shon						37,409	490,806	24,845	325,966
Mr. De Shon		100,000		0,79	01/28/2019
Mr. De Shon			150,000	0.79	01/28/2019

(a)	Represents fully vested exercisable stock options as of December 31, 2009. As a result of the Cendant Separation, the Cendant Compensation Committee approved the accelerated vesting of all outstanding stock options. For Mr. Nelson, includes 84,269 stock-settled stock appreciation rights (“SSARs”), which vested during 2007, 84,270 which vested in 2008 and 84,270 which vested in 2009. For Messrs. Salerno and Wyshner, includes 108,696 and 54,348 SSARs, respectively, which vested in 2009.
(b)	Represents SSARs which for Mr. Nelson will vest on July 31, 2010, subject to continued employment. Also represents stock option awards, which were granted in 2009 and vest in 2011, subject to continued employment.
(c)	Represents stock option awards which vest subject to attainment of performance goals for Messrs. Nelson and Salerno on January 28, 2011 and which vested following the attainment of performance goals for Messrs. Wyshner, De Shon, and Gartland on January 28, 2010. For our CEO and President, vesting of performance-based stock options occurs on the second anniversary of the Grant Date, provided that during that two-year period, the weighted average stock price of our Common Stock equals at least $5.00 for a consecutive 20-day trading period. Performance-based stock options granted to our other NEOs vest on the one-year anniversary of the Grant Date, subject to the attainment of certain EBITDA levels. Information regarding these awards, including vesting terms, is included in the Compensation Discussion & Analysis.
(d)	For awards granted prior to 2009, represents the fair-market value on date of the grant as approved by the Cendant Compensation Committee. The original price was adjusted in 2005 on the date of the PHH spin-off and in 2006 on the date of the Realogy and Wyndham spin-offs. The price was then subsequently adjusted in connection with the 1-for-10 reverse stock split of Avis Budget common stock in September 2006. Awards with exercise prices of $0.79 represent the fair-market value on the date of grant, as approved by the Avis Budget Group Compensation Committee on January 28, 2009.
(e)	Represents the expiration date of the stock option grant, subject to continued employment.
(f)	Represents 20,492, and 30,738 outstanding RSUs granted to Mr. Wyshner and Mr. Salerno, respectively, in 2006 which will vest on May 2, 2010, subject to continued employment and 6,460 outstanding RSUs granted to Mr. De Shon in 2006 which will vest on October 26, 2010, subject to continued employment; and 11,610, 17,415 and 8,127 outstanding RSUs granted to Mr. Wyshner, Mr. Salerno and Mr. De Shon, respectively, in 2007, which vest in two equal installments on March 6, 2010 and 2011, subject to continued employment; and 22,128, 33,192, and 22,822 outstanding RSUs granted to Mr. Wyshner, Mr. Salerno and Mr. De Shon, respectively, in 2008, which vest in three equal installments on March 6, 2010, 2011, and 2012, subject to continued employment and 19,649 outstanding RSUs granted to Mr. Gartland in 2008 which will vest in three equal installments on April 28, 2010, 2011 and 2012, subject to continued employment. Values are based on the closing price of our Common Stock on December 31, 2009 of $13.12.

(g)	Values are based on the closing price of our Common Stock on December 31, 2009 of $13.12.
(h)	Represents performance-based restricted stock units (“PSUs”) as follows: 73,961 outstanding PSUs granted to Mr. Nelson in 2006; and 77,399, 32,895, 49,343 and 11,804 outstanding PSUs granted to Messrs. Nelson, Wyshner, Salerno and De Shon, respectively, in 2007; and 118,017, 29,504, 44,256, 11,228 and 13,041 outstanding PSUs granted to Messrs. Nelson, Wyshner, Salerno, Gartland and De Shon for 2008. Although no vesting has occurred for such PSUs to date, as the relevant performance goals were not met, there is an ability to “catch up” over the vesting period, which ends in 2010, 2011 and 2012 for the PSUs granted in 2006, 2007 and 2008, respectively. Of such PSUs granted in 2007, 9,675, 14,513, and 4,838 for Messrs. Wyshner, Salerno and De Shon, respectively, were scheduled to vest on March 6, 2010, subject to the attainment of performance goals; however, such performance goals were not met and therefore such PSUs were forfeited. Values are based on the closing price of our Common Stock on December 31, 2009 of $13.12.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Mr. Nelson	—	—	2,882	33,172
Mr. Wyshner	—	—	34,954	62,303
Mr. Salerno	—	—	53,072	100,827
Mr. Gartland	—	—	6,549	13,163
Mr. De Shon	—	—	18,131	68,893

(a)	Includes vesting of 25% of time-based RSUs granted in 2006, 2007 and 2008 for NEOs, other than Mr. Nelson. For Messrs. Nelson, Wyshner and Salerno, 6.25% of performance-based RSUs granted in 2006 vested.
(b)	Values are based on the closing price of our Common Stock on the date of vesting. Represents performance-based RSUs as follows: 2,882, 1,281 and 2,562 vested in August 2009 at a closing price of $11.51 for Messrs. Nelson, Wyshner and Salerno. Represents time-based RSUs as follows: 13,181, 19,772 and 11,671 vested in March 2009 at a closing price of $0.39 for Messrs. Wyshner, Salerno and De Shon; 6,549 vested in April 2009 at $2.01 for Mr. Gartland; 20,492 and 30,738 vested in May 2009 at $2.07 for Messrs. Wyshner and Salerno; 6,460 vested in October 2009 at $9.96 for Mr. De Shon.

Pension Benefits Table

Name	Plan Name(a)	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Salerno	Avis Rent A Car System, LLC Pension Plan	27 years, 7 months as of 12/31/09	359,378	—
Mr. Salerno	Avis Rent A Car System, LLC Retirement Equalization Benefit Plan	27 years, 7 months as of 12/31/09	463,463	—

(a)	Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Mr. Salerno is the only NEO who participated in these plans. Prior to December 31, 1998, Mr. Salerno earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 22 to our audited financial statements for the fiscal year ended December 31, 2009 included in our 2009 Form 10-K.

The Avis Rent A Car System, LLC Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31, 1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.

The Avis Rent A Car System, LLC Retirement Equalization Benefit Plan is a non-qualified Supplemental Executive Retirement Plan (SERP). Payments under this retirement plan are calculated by using the same formula that applies to the qualified plan except that final average earnings under the non-qualified plan are those earnings, prior to the December 31, 1998 plan freeze date, that exceeded the limitations imposed by section 415 of the Internal Revenue Code. As with the qualified plan, unreduced benefits are payable upon the attainment of age 65. The normal form of payment under the SERP is a single life annuity. Actuarially equivalent optional forms of payment are available.

Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals / Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)
Mr. Nelson	0	0	135,804	(5,724,990)	0
Mr. Wyshner	0	0	31,850	(253,789)	132,999
Mr. Salerno	0	0	14,046	(786,441)	0
Mr. Gartland	0	0	0	0	0
Mr. De Shon	0	0	388	(17,109)	0

(a)	There were no deferrals in 2009. Under the deferred compensation plan, participants can elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are typically contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan, which may include a deemed investment in the Company’s common stock. Matching contributions may be subject to such distribution provisions as determined from time to time; however, all of a participant’s accounts under this plan will be distributed in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect payments over time; however, the participant’s entire account balance will be paid in a single lump sum following a change in control.
(b)	In 2009, the Company suspended matching contributions for highly-compensated employees (as defined by the applicable statute), including the NEOs. Matching contributions up to a cap of 3% was reinstated in 2010.
(c)	All participant deferrals and matching contributions are immediately vested and are typically held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until they start receiving their money. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management. Participants may allocate deferrals to one or more of a variety of deemed investment options including the Company’s Common Stock.
(d)	A participant in this plan may elect to receive payment in the form of a single lump sum or in annual installments over a period of up to 10 years; all account balances will be paid in a single lump sum upon change of control of the Company. Mr. Wyshner elected to have his 2002 and 2004 plan year amounts distributed to him in five equal annual installments, beginning in January 2007, and his 2006 plan year amounts distributed to him in four equal annual installments beginning in April 2008. In January 2009, each NEO who was not receiving a prior elected installment payment received a distribution of his aggregate deferred compensation balance on December 31, 2008.
(e)	Represents total trust assets accumulated for all periods of plan participation through the end of 2009. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions.

Prior to 2009, any amounts elected to be deferred by a participant under the deferred compensation plan were to be matched by the Company up to a cap of 6%. The Company match and the participant’s deferral were transferred, in cash, on or immediately following the date the deferral amount would have otherwise been paid to a participant (absent the participant’s deferral election) to a rabbi trust established for the purpose of holding and investing these amounts. Participants indicate their preferences as to how the deferred amounts transferred to the trust should be invested. Investment options are identical, with limited exceptions, to the investment options offered in the Company’s 401(k) Plan. There were no deferrals in 2009; however, for 2010, the Company has reinstated matching contributions up to a cap of 3%.

In 2008, the Company conducted a review of each of its benefit plans and agreements with its employees to ensure compliance under 409A. In connection with this review, the Company amended its deferred compensation plans and permitted each participant a special one-time opportunity to review prior deferred income distribution elections under the plan and make a unifying election for their entire account balance, including the ability to elect a lump sum distribution in 2009. As a result, in January 2009, each NEO received distribution of his aggregated deferred compensation balance at December 31, 2008 (other than certain amounts which were in the course of being paid to Mr. Wyshner pursuant to previous elections). The distribution was effectuated by liquidating the investments relating to each participant’s deferred amounts transferred to the rabbi trust.

Employment Agreements and Other Arrangements

Each NEO is employed by us pursuant to a written agreement of employment or has a severance agreement, as summarized below and under “Employment and Change of Control Agreements; Severance Arrangements.”

Ronald L. Nelson

On January 27, 2010, the Company amended and restated its employment agreement with Mr. Nelson. Such agreement was last amended in December 2008 (the “Prior Agreement”). Pursuant to our by-laws, the Board of Directors may terminate Mr. Nelson’s employment at any time.

Consistent with the Prior Agreement, the amended agreement provides a minimum base salary of $1 million and participation in employee benefit plans generally available to our executive officers, and provides for an annual incentive award with a target amount equal to 150% of Mr. Nelson’s base salary, subject to attainment by the Company of performance goals to be determined by the Committee. The amended agreement also generally provides Mr. Nelson and his dependents with continuation of certain health and welfare benefits until he reaches (or would have reached) age 75, reflecting no change from the Prior Agreement. Also, consistent with the Prior Agreement, if Mr. Nelson’s employment with the Company is terminated by the Company without “Cause” or due to a “Constructive Discharge” (as summarized below), Mr. Nelson generally will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus, and accelerated vesting of certain equity awards. The definition of “Constructive Discharge” has also been amended in certain respects, including to eliminate the trigger that provided for grounds for a Constructive Discharge upon the occurrence of a “Corporate Transaction” (as previously defined).

Mr. Nelson’s amended employment agreement has a term ending on January 27, 2015 with no automatic renewal or severance provisions applicable at the end of such term. The 280G excise tax gross-up provision contained in the Prior Agreement has been eliminated.

Effective June 30, 2010, Mr. Nelson will also serve as our President and Chief Operating Officer. Beginning after June 30, 2012, either the Board of Directors or Mr. Nelson may elect to transition him to serve solely as Chairman of the Board. If Mr. Nelson so elects, a fifty percent (50%) salary and bonus reduction will be imposed. If the Board so elects, such salary reduction will be made in specified increments over the remaining term, based on the year in which such election is made.

The amended agreement contemplates a long-term equity incentive award, which was granted to Mr. Nelson on January 27, 2010. The amended agreement provides that although the Committee retains the right to deliver future awards, the Company does not anticipate granting any additional equity incentive awards to Mr. Nelson during the term of the agreement with an aggregate grant date value in excess of $12 million, when added to the grant date value of the January 27, 2010 award. Such award consists of 800,000 RSUs, 25% of which vest one year from the date of grant and 75% of which will vest in four equal tranches on the second, third, fourth and fifth anniversaries of the grant date, subject to the Company’s attainment of certain stock price goals generally as follows:

Tranche	Target Vesting Stock Price* (100% vesting)	Threshold Vesting Stock Price (50% vesting)
2	$14.59	$13.45
3	16.42	14.52
4	18.47	15.69
5	19.62	16.31

*Stock	price on the date of grant was $11.53 per share.

Mr. Nelson was also granted an option to purchase 160,000 shares of Common Stock of the Company at an exercise price of $11.53 per share (the closing price of the Company’s Common Stock on the date of grant), which will vest ratably over five years. Following a “Change in Control” (as defined below) of the Company, such RSUs and options generally will become fully vested if Mr. Nelson’s employment with the Company is terminated without Cause or due to a Constructive Discharge. Subject to certain conditions in the award agreements, if Mr. Nelson’s employment is terminated without Cause or due to a Constructive Discharge during the first three years following the grant date (and not in connection with a Change in Control), the unvested RSUs and options described above would vest, pro-rata, based on the number of months elapsed since the grant date, with full vesting potentially occurring only after the third anniversary of the grant date of the awards. The amended employment agreement provides for post-termination non-competition and non-solicitation covenants that will last for one year following Mr. Nelson’s completion of the full five-year employment term, subject to certain exceptions, or for two years from the date of termination if Mr. Nelson’s employment is terminated earlier for any reason.

F. Robert Salerno

Mr. Salerno’s employment agreement has a three-year term ending on January 1, 2012.

In addition to providing for a minimum base salary of $700,000, $750,000 and $800,000 for 2009, 2010 and 2011, respectively, and employee benefit plans generally available to our executive officers, Mr. Salerno’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or the Committee. From June 30, 2010 (the “Transition Date”) through the end of the term of Mr. Salerno’s agreement, Mr. Salerno will serve as Vice Chairman of the Company in a transitional role without day-to-day operating responsibility. At the end of the term of the agreement, Mr. Salerno will be entitled to receive full vesting of time-based equity awards, pro-rata vesting of outstanding performance-based equity awards, and non-cash severance benefits. Mr. Salerno’s agreement provides that if his employment with us is terminated by us without “Cause” or due to a “Constructive Discharge” (each term as described below) during the term of the agreement, he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Salerno’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Mr. Salerno’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Salerno’s employment with us. Mr. Salerno has a right pursuant to his employment agreement to be reimbursed from the Company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

David B. Wyshner

Mr. Wyshner’s employment agreement has a term ending on August 31, 2010. The term will automatically extend for additional one-year periods unless we or Mr. Wyshner provides notice to the other party of non-renewal at least six months prior to the end of the term, as may be extended.

In addition to providing for a minimum base salary of $525,000, $575,00 and $600,000 for 2009, 2010 and 2011, respectively, and employee benefit plans generally available to our executive officers, Mr. Wyshner’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or the Committee. Mr. Wyshner’s agreement provides that if his employment with us is terminated by us without “Cause” or due to a “Constructive Discharge” (each term as described below), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Wyshner’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Mr. Wyshner’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Wyshner’s employment with us. Mr. Wyshner has a right pursuant to his employment agreement to be reimbursed by the Company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

Larry D. De Shon and Thomas M. Gartland

Severance agreements for Mr. De Shon and Mr. Gartland provide that if employment is terminated by us other than for “Cause” (as described below), disability or death, the executive will receive a lump-sum severance payout equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. Severance is subject to and contingent upon execution of a separation agreement containing a release of claims against the Company and non-competition covenants. The agreement also provides for a lump sum cash payment for the ratable portion of stock-based awards which would have been expensed in accordance with their original vesting schedule by the one-year anniversary of termination of employment.

Mr. Gartland’s agreement also provides for (i) a $50,000 sign-on bonus, less applicable taxes; (ii) two additional $50,000 payments to be made on the first and second anniversaries of the date of hire in 2009 and 2010, respectively; and (iii) annual cost of living allowances (“COLA”) in the aggregate amounts of $35,000, $25,000 and $15,000, for 2008, 2009, and 2010, respectively. If Mr. Gartland voluntarily resigns or if his employment with us is terminated for Cause, any applicable COLA payments will be forfeited and any applicable net amounts of COLA payments received will be repaid.

Certain Defined Terms

For all our NEOs:

“Cause” is defined is as set forth in the agreement for each NEO and is generally defined to include the willful failure to substantially perform duties, any act of fraud, embezzlement or similar conduct, conviction of a felony and gross negligence in the performance of duties.

For Mr. Nelson:

“Constructive Discharge” generally means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Nelson’s duties and responsibilities, (b) the business office is relocated to any location that increases his one-way commute by more than 30 miles or to New York City and such relocation constitutes a material negative change to Mr. Nelson’s employment relationship, (c) Mr. Nelson is not the Chief Executive Officer and the most senior executive officer of the Company or does not report directly to the Board, or (d) Mr. Nelson is not elected to serve on the Board or to serve as Chairman of the Board, for any reason other than resignation (excluding any resignation resulting from the failure to satisfy any majority voting requirement), unwillingness to serve, termination for Cause, or termination as a result of death or disability or, in the case of failing to serve as Chairman of the Board, any failure resulting from a requirement of any applicable law that the Chief Executive Officer and the Chairman of the Board be separate individuals.

For Mr. Salerno:

“Constructive Discharge” generally means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Salerno’s duties and responsibilities, including Mr. Salerno ceasing to be an executive officer of a public company but not the transition to the Vice Chairman role, (b) prior to the Transition Date the business office is relocated to any location that increases his one-way commute by more than 30 miles and such relocation constitutes a material negative change to Mr. Salerno’s employment relationship, or (c) Mr. Salerno is not nominated to be a member of the Board.

For Mr. Wyshner:

“Constructive Discharge” generally means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Wyshner’s duties and responsibilities, including Mr. Wyshner ceasing to be an executive officer of a public company, (b) the business office is relocated more than 30 miles from Parsippany, New Jersey, (c) Mr. Wyshner is not the most senior financial officer of the Company, (d) the Company provides notice that it will not extend the employment agreement for an additional year, or (e) the occurrence of a “Corporate Transaction” as described below.

For Mr. Nelson, “Change in Control” is defined in the Company’s 2007 Equity and Incentive Plan and generally is defined as:

(a) any person or entity is or becomes the “beneficial owner” of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (b) a change in the majority of the members of the Board; (c) there is a merger or consolidation of the Company; or (d) stockholders of the Company approve a plan or complete liquidation or dissolution of the Company or there is a sale or disposition by the Company of all or substantially all of the Company’s assets.

For each of Mr. Salerno and Mr. Wyshner:

“Corporate Transaction” generally means either:

any person or entity is or becomes the “beneficial owner” of 50% or more of the combined voting power of the Company’s then outstanding voting securities; or a change in the majority of the Board.

Discussion of Change-of-Control Provisions

Equity awards granted prior to June 12, 2009 accelerate upon a change-of-control transaction, defined as a “Change in Control” or “Corporate Transaction” (generally as each is described above), pursuant to the terms of such awards. In June 2009, the Change in Control provisions contained in the Company’s 2007 Equity and Incentive Plan were revised to provide for the acceleration of awards only after both a “Change in Control” (as defined above) of the Company occurs and a participant is terminated without cause or experiences a constructive discharge within two years following a Change in Control of the Company. Such provision will apply to the 2010 equity awards for Messrs. Nelson, Gartland and De Shon.

Under the employment agreements for Messrs. Nelson, Wyshner and Salerno, if employment is terminated due to a “Constructive Discharge” (as described above), which for Mr. Wyshner and Mr. Salerno includes the occurrence of a “Corporate Transaction” (in each case, as described above), the executive will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. Mr. Nelson’s employment agreement also provides him and his dependents with medical benefits through his age 75 and this benefit would continue if Mr. Nelson were to terminate his employment due to a Constructive Discharge. Messrs. Wyshner and Salerno each have a right pursuant to his employment agreement to be reimbursed by the company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to certain limitations. Mr. Nelson is not entitled to any tax gross-up or other payments for any “golden parachute” excise taxes, interest or penalties, effective January 27, 2010.

Under the severance agreements for Messrs. De Shon and Gartland, if employment is terminated by us other than for “Cause” (as described above), disability or death, which would include a termination by us in connection with a change-of-control transaction, a lump-sum severance payment will be paid equal to 200% of the sum of base salary plus target incentive bonus and perquisites to include car usage, financial planning and health coverage for a period of 24 months.

Termination, Severance and Change of Control Arrangements

The table below shows the potential severance payments for each NEO as of December 31, 2009. All payments are contingent on the executive’s termination of employment and/or the identified triggering events.

Name and Triggering Event(a)	Lump Sum Severance Payment ($)(b)	Accelerated Vesting of Stock-based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Excise Tax Gross-Up ($)(e)	Total ($)
Mr. Nelson
Resignation or Termination by Company for Cause	0	0	266,713		266,713
Termination due to Death or Disability	0	8,774,476	266,713		9,041,189
Termination by Company without Cause or due to Constructive Discharge	7,475,000	8,774,476	266,713		16,516,189
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	7,475,000	8,774,476	266,713	5,839,312	22,355,501
Change of Control Transaction without Termination	0	8,774,476	0		8,774,476

Mr. Wyshner
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	0	5,691,547	73,507		5,765,054
Termination by Company without Cause or due to Constructive Discharge	3,139,500	5,691,547	73,507		8,904,554
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	3,139,500	5,691,547	73,507	2,676,079	11,580,633
Change of Control Transaction without Termination	0	5,691,547	0		5,691,547

Mr. Salerno
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	0	6,919,015	72,691		6,991,706
Termination by Company without Cause or due to Constructive Discharge	4,186,000	6,919,015	72,691		11,177,706
Termination at End of Period of Employment	0	6,919,015	0		6,919,015
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	4,186,000	6,919,015	72,691	0	11,177,706
Change of Control Transaction without Termination	0	6,919,015	0	0	6,919,015

Mr. Gartland
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	0	3,685,106	0		3,685,106
Termination by Company without Cause	1,470,000	2,090,764	31,593		3,592,357
Change of Control Transaction and Termination by Company without Cause	1,470,000	3,685,106	31,593	N/A	5,186,699
Change of Control Transaction without Termination	0	3,685,106	0	N/A	3,685,106

Mr. De Shon
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	0	3,899,272	0		3,899,272
Termination by Company without Cause	1,470,000	2,216,453	58,094		3,744,547
Change of Control Transaction and Termination by Company without Cause	1,470,000	3,899,272	58,094	N/A	5,427,366
Change of Control Transaction without Termination	0	3,899,272	0	N/A	3,899,272

(a)	Descriptions of the terms “Cause” and “Constructive Discharge” are generally provided under “Employment Agreements and Other Arrangements” above.
(b)	The lump sum severance benefits were calculated based on each executive’s base salary and target annual incentive as of December 31, 2009 and a multiplier of 299% or 200% as applicable.
(c)	The value of accelerated vesting of stock-based awards was calculated assuming vesting was accelerated as of December 31, 2009 and based on the closing price of our stock of $13.12 on December 31, 2009. The portion of value in Stock Options are as follows: Mr. Nelson, $5,240,250; Mr. Wyshner, $4,161,375; Mr. Salerno, $4,623,750; Mr. Gartland, $1,968,000 for Without Cause and
$3,280,000 for other triggering events; Mr. De Shon, $1,849,500 for Without Cause and $3,082,500 for other triggering events. The portion of value in Restricted Stock are as follows: Mr. Nelson, $3,534,226; Mr. Wyshner, $1,530,172; Mr. Salerno, $2,295,265; Mr. Gartland, $122,764 for Without Cause and $405,106 for other triggering events; Mr. De Shon, $366,953 for Without Cause and $816,772 for other triggering events.

(d)	For Mr. Nelson, reflects the continuation of benefit plans he participates in as of December 31, 2009 until age 75 and 24 months of continued car benefits and financial planning. For the other NEOs reflects 24 months of continued health, dental, car benefits and financial planning.
(e)	Estimated assuming change of control transaction and termination of employment occurred on December 31, 2009 at a stock price of $13.12 and reflecting no value attributable to the future non-competition obligations. Effective January 27, 2010, the 280G excise tax gross-up provision was eliminated from Mr. Nelson’s agreement.

2009 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)(a)	Stock Awards ($)(b)		All Other Comp ($)(c)	Total ($)
Current Directors
Choksi, Mary C.	84,500	80,500	(d)	5,000	170,000
Coleman, Leonard S.	98,562	63,938		5,000	167,500
Edelman, Martin L.	80,125	52,875		5,000	138,000
Hardy, John D.	84,500	80,500	(d)	3,000	168,000
Krominga, Lynn	86,062	56,438		5,000	147,500
Mestre, Eduardo G.	75,125	59,700	(d)	5,000	139,825
Sweeney, Stender E.	43,350	106,650		5,000	155,000

(a)	A full description of all fees paid to our directors is provided below. The cash portion of fees paid represents: 50% of the annual retainer and 50% of committee chair and membership stipends in addition to the amounts that exceed the Stock Award Cap described below.
(b)	The stock awards represent: 50% of the retainer and 50% of committee chair and membership stipends, which are paid quarterly in deferred Common Stock subject to a cap of 7,500 deferred shares per quarter (the “Stock Award Cap”). Amounts set forth represent the amount expensed in 2009 under SFAS No. 123R. Assumptions used in the calculation of these amounts are included in Note 22 to our audited financial statements for the fiscal year ended December 31, 2009 included in our 2009 Form 10-K. The number of shares of Common Stock to be received pursuant to the Common Stock portion of the retainer or any other compensation to be paid in the form of Common Stock is equal to the value of the compensation being paid in the form of Common Stock, divided by the fair market value of the Common Stock on the date of grant subject to the Stock Award Cap. To the extent the Stock Award Cap does not permit a quarterly stock award equal to the value of the compensation to be paid in the form of Common Stock, any excess amounts are settled in cash. Each share of deferred Common Stock entitles the non-employee director to receive one share of Common Stock immediately following such director’s retirement or termination of service from the Board for any reason. The non-employee directors may not sell or receive value from any shares of deferred Common Stock prior to such termination of service. Directors may elect to receive more than 50% of their retainer and stipends in deferred Common Stock, subject to the Stock Award Cap. Mr. Sweeney has made such an election. Amounts for Ms. Choksi, Mr. Hardy and Mr. Mestre include amounts expensed in 2009 under SFAS No. 123R in connection with the new director equity award received upon commencement of service with the Board of Directors in March 2007, April 2008 and July 2008, respectively.
(c)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.
(d)	For Ms. Choksi, Mr. Hardy and Mr. Mestre, includes 973, 2,088 and 2,500 shares of deferred Common Stock granted in connection with the One-Time New Director Equity Grant described below, which vested in 2009.

The table below shows the components of Director Compensation provided or made available to non-employee directors for 2009.

	Annual Compensation ($)(a)(b)
Annual Director Retainer(c)	125,000
One-Time New Director Equity Grant(d)	75,000
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000
Executive Committee Member	8,000
Presiding Director Stipend	20,000
Other Benefits	5,000	(e)

(a)	Members of the Board of Directors who are also officers or employees of the Company or any of its subsidiaries do not receive compensation for serving as directors (other than travel-related expenses for meetings held outside of the Company’s headquarters).
(b)	The committee chair stipends and all committee membership stipends are paid 50% in cash and 50% in deferred Common Stock subject to the Stock Award Cap. Directors may elect to receive more than 50% of such stipends in deferred Common Stock also subject to the Stock Award Cap.
(c)	The annual retainer is paid on a quarterly basis. The retainer is paid equally 50% in cash and 50% in shares of deferred Common Stock, subject to the Stock Award Cap.
(d)	The grant is to be made in the form of deferred Common Stock not to exceed 7,500 shares of deferred Common Stock. The number of shares granted is equal to $75,000 divided by the fair market value of a share of Common Stock as of the close of business on the date of the grant. Grants awarded after January 1, 2007 will vest ratably over three years or immediately in the event of a change in control, but directors may not sell or receive value from the shares until termination from the Board. To the extent that 7,500 shares of deferred Common Stock does not equate to a value of $75,000, the excess will be paid in deferred cash.
(e)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed entirely of independent directors and administers the Company’s executive compensation policies and programs. Leonard S. Coleman has served as a member of our Compensation Committee since August 23, 2006. Lynn Krominga has served as a member of our Compensation Committee since January 30, 2007. John D. Hardy, Jr. has served as a member of our Compensation Committee since April 2, 2008. None of these Directors were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2009 or before.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing their reports thereon.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees) (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by the PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence).

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. The Audit Committee and the Board of Directors also have recommended, subject to stockholder ratification, the selection of the Company’s independent auditors for fiscal year 2010.

AUDIT COMMITTEE

Stender E. Sweeney, Chairman

Mary C. Choksi

Lynn Krominga

PROPOSALS TO BE VOTED ON AT MEETING

ELECTION OF DIRECTORS

PROPOSAL NO. 1

The Board of Directors has nominated Mses. Choksi and Krominga and Messrs. Coleman, Edelman, Hardy, Mestre, Nelson, Salerno and Sweeney to be elected at the Meeting to serve as directors for a one-year term ending at the 2011 annual meeting of stockholders and until their successors are duly elected and qualified. All of the nominees for Director are incumbent nominees and were each elected for one-year terms at the 2009 annual meeting. For certain information regarding each nominee and continuing directors, see “Board of Directors—Biographical Information for Nominees” above.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically via the Internet) will be voted for such alternative person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company’s Amended and Restated Certificate of Incorporation and by-laws.

Directors are each elected by a majority of the votes cast with respect to that nominee in uncontested elections of Directors. This means that the number of votes cast “for” each Director nominee must exceed the number of votes cast “against” that nominee. Any “abstentions” or “broker nonvotes” are not counted as votes cast “for” or “against” that Director’s election and will have no effect on the election of Directors. In contested elections, where the number of Director nominees exceeds the number of Directors to be elected, Directors shall be elected by the vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote on the election of Directors. Under the by-laws of the Company, each incumbent Director is required to submit a contingent, irrevocable resignation that the Board of Directors may accept if the Director fails to receive the required vote for election or re-election in an uncontested election. The Corporate Governance Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. The Board is required to act on the resignation within 90 days of the date of certification of election results. Under the new rules of the New York Stock Exchange (“NYSE”), brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the election of directors unless such brokers receive voting instructions from the beneficial owners of such shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH NOMINEE AS A DIRECTOR.

RATIFICATION OF APPOINTMENT OF AUDITORS

PROPOSAL NO. 2

Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company’s financial statements for 2010. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2009 and 2008 were as follows:

Audit Fees. The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2009 and 2008 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services primarily related to financial accounting consultations, comfort letters and consents related to SEC and other registration statements, regulatory and statutory audits and agreed-upon procedures were approximately $4.7 million and $6.0 million, respectively.

Audit-Related Fees. The aggregate fees billed for audit-related services were approximately $227,000 for the fiscal year ended December 31, 2009 and approximately $1.6 million for the fiscal year ended December 31, 2008. Fees for audit-related services related primarily to due diligence pertaining to acquisitions and audits of employee benefit plans.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2009 and 2008 were approximately $4.5 million and $4.9 million, respectively. These fees relate to tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2009 and December 31, 2008. For the fiscal year ended December 31, 2009, approximately $4.1 million of the above amount related to tax compliance and approximately $400,000 related to tax advice and tax planning. For the fiscal year ended December 31, 2008, approximately $4.4 million of the above amount related to tax compliance and approximately $500,000 related to tax advice and tax planning.

All Other Fees. There were no other fees for the fiscal years ended December 31, 2009 and 2008.

For 2009, approximately $2.9 million of tax fees and $100,000 of other fees were related to the Cendant Separation. For 2008, approximately $2.3 million of tax fees and approximately $300,000 of other fees were related to the Cendant Separation. Virtually all of such costs were reimbursed to the Company by Realogy and Wyndham Worldwide, the two former subsidiaries of the Company that were spun-off in July 2006 as part of the Cendant Separation.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel who have been directly involved in performing auditing procedures or providing accounting advice to the Company within a specified period of time in any role in which such person would be in a position to influence the contents of the Company’s financial statements.

The Company’s Audit Committee is responsible for appointing the Company’s independent auditors and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below.

All services performed by the independent auditors in 2009 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its October 26, 2006 meeting. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent auditors in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by the Deloitte Entities during 2009 and 2008 under such provision.

Although not required by the Company’s by-laws or otherwise, the Board of Directors is submitting for stockholder ratification the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the NYSE, brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that beneficially own shares of Common Stock as of the Record Date, to vote on this proposal when the brokers do not receive instructions from such beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THIS PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures with Respect to Related Person Transactions

The Company recognizes that transactions with Related Persons can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Accordingly, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations in which transactions with related persons may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. Therefore, the Company has adopted written procedures for the review, approval or ratification of transactions with related persons (the “Policy”). The Policy has been approved by the Audit Committee of the Board of Directors, and the Audit Committee will review and may amend the Policy from time to time.

For the purposes of the Policy, a “Related Person” is defined as: (1) any director or executive officer or director nominee; (2) any beneficial holder of more than 5% of any class of the company’s voting securities; (3) any immediate family member of the foregoing persons; or (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect interest.

Under the Policy, Related Person Transactions that are identified as such prior to the consummation thereof or amendment thereto shall be consummated or amended only if proper notice of the facts and circumstances of such transaction has been given to the General Counsel and Corporate Compliance Officer and the Secretary of the Company. If such notice has been given, the Secretary will then assess whether the proposed transaction is a Related Person Transaction for purposes of the Policy. If it is determined that the proposed transaction is a Related Person Transaction and the amount involved exceeds $120,000, the proposed Related Person Transaction will be submitted to the Audit Committee or, under certain circumstances, to the Chairman of the Audit Committee (the “Chair”). The Audit Committee or the Chair will then consider all of the relevant facts and circumstances available to the Audit Committee or the Chair, provided that no member of the Audit Committee will participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee or the Chair will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee or the Chair determines in good faith, and the Audit Committee or the Chair, as applicable, will convey its decision to the General Counsel and Corporate Compliance Officer, who shall then convey the decision to the appropriate persons within the Company.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel and Corporate Compliance Officer becomes aware of a Related Person Transaction for which the amount involved exceeds $120,000 that has not been previously approved or previously ratified under the Policy, the transaction will be submitted to the Audit Committee or Chair. If the transaction is pending or ongoing, the Audit Committee or the Chair will consider all the relevant facts and circumstances available to the Audit Committee or the Chair and shall evaluate all options, including but not limited to ratification, amendment or termination of the Related Person Transaction. If the transaction is completed, the Audit Committee or the Chair will evaluate the transaction to determine if rescission of the transaction and/or any other action is appropriate, and shall request that the General Counsel evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee or the Chair for prior approval and whether any changes to the Policy are recommended.

Annually, the Audit Committee will review each previously approved or ratified Related Person Transaction that remains ongoing and has a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $60,000 and will determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate such Related Person Transaction.

Other than contributions made pursuant to the Company’s matching contribution program for employees and directors, proposed charitable contributions, or pledges of charitable contributions, in excess of $1,000, in the aggregate, by the Company to a charitable or non-profit organization identified by any Related Person as one in which such person is actively involved in fund-raising or otherwise serves as a director, trustee or in a similar capacity (a “Related Charity”) shall be subject to prior review and approval by the Audit Committee or, under certain circumstances, by the Chair. In addition, each “named executive officer” (as defined by SEC rules and regulations) shall report to the Secretary, and the Secretary shall consolidate the information and report to the Audit Committee, on a quarterly basis, charitable contributions in excess of $1,000, in the aggregate, by the Company’s named executive officers and their spouses to charitable or non-profit organizations identified as a Related Charity.

No immediate family member of a director or executive officer shall be hired as an employee (other than as a temporary intern, if approved by the General Counsel and Corporate Compliance Officer) of the Company unless the employment arrangement is approved by the Audit Committee or, under certain circumstances, by the Chair. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the Audit Committee (except, if the immediate family member is himself or herself an executive officer of the Company, any proposed change in the terms of employment shall be reviewed and approved in the same manner as other executive officer compensatory arrangements).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In May 2009, Patric Siniscalchi, our Executive Vice President, International Operations, sold 10,000 shares of Common Stock after a purchase of 20,000 shares of Common Stock in December 2008. A late Form 4 was filed in connection with such transactions and Mr. Siniscalchi promptly disgorged the applicable short-swing profits. With the exception of the foregoing, the Company believes that all filings required to be made under Section  16(a) of the Exchange Act during 2009 were timely made.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2011 annual meeting of stockholders if they are received by the Company on or before December 2, 2010. Any proposal should be directed to the attention of the Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s by-laws. In order for a proposal to be “timely” under the Company’s by-laws, it must be received not less than sixty (60) days (i.e., March 27, 2011) nor more than ninety (90) days (i.e., February 25, 2011) before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event that the annual meeting of stockholders is called for on a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting of stockholders was made, whichever occurs first.

ADDITIONAL INFORMATION

Stockholders with Multiple Accounts. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. You can notify the Company by sending a written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054 Attention: Secretary or by calling (973) 496-4700 and selecting the “Investor Relations” option.

Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has hired Mellon Investor Services LLC to aid in the solicitation of proxies. It is estimated that the fee for Mellon Investor Services will be approximately $9,500 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

Electronic Access to Proxy Statement and Annual Report. This Proxy Statement and the Company’s 2009 annual report may be viewed online at http://bnymellon.mobular.net/bnymellon/car. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card, by following the instructions provided if you vote via the Internet or by telephone or by enrolling through the transfer agent’s website at www.bnymellon.com/shareowner/isd . If you choose this option, you will receive a proxy form in early March 2011 listing the web site locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

By Order of the Board of Directors

JEAN M. SERA

Secretary

Dated: April 1, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/car
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO #	Fulfillment#
71948	71981

▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 AND 2.
Please mark your votes as indicated in this example	☒

The Board of Directors unanimously recommends a vote “FOR” the election of each nominee as director.								The Board of Directors unanimously recommends a vote “FOR” Item 2.

1. ELECTION OF DIRECTORS

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Nominees:
1.1 Ronald L. Nelson	☐	☐	☐	1.6 Lynn Krominga	☐	☐	☐	2. To ratify the appointment of Deloitte &Touche LLP as the auditors of the Company’s financial statements for fiscal year 2010.	☐	☐	☐
1.2 Mary C. Choksi	☐	☐	☐	1.7 Eduardo G. Mestre	☐	☐	☐
1.3 Leonard S. Coleman	☐	☐	☐	1.8 F. Robert Salerno	☐	☐	☐
1.4 Martin L. Edelman	☐	☐	☐	1.9 Stender E. Sweeney	☐	☐	☐
1.5 John D. Hardy, Jr.	☐	☐	☐

Mark Here for	☐
Address Change
or Comments
SEE REVERSE

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

AVIS BUDGET GROUP, INC.

THIS IS YOUR PROXY.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy card to BNY Mellon Shareowner Services by mail, or by voting via telephone (1-866-540-5760) or via the Internet at www.proxyvoting.com/car.

ADMISSION TICKET

AVIS BUDGET GROUP, INC.

2010 Annual Meeting of Stockholders

Wednesday, May 26, 2010

11:00 a.m. Eastern Time

DoubleTree Hotel Downtown Wilmington–Legal District

700 N. King Street

Wilmington, Delaware 19801

NON-TRANSFERABLE	NON-TRANSFERABLE

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, Annual Report and other proxy materials are available at: http://www.proxyvoting.com/car

▼  FOLD AND DETACH HERE  ▼

PROXY

AVIS BUDGET GROUP, INC.

Annual Meeting of Stockholders – May 26, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Ronald L. Nelson and Jean M. Sera, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Avis Budget Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 26, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES
(Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

		WO#	Fulfillment#
		71948	71981